The information contained in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell the securities and are not soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted.
 Filed Pursuant to Rule 424(b)(5)
 Registration No. 333-252258

SUBJECT TO COMPLETION DATED JULY 28, 2021
Preliminary Prospectus Supplement
(To Prospectus dated July 28, 2021)
$
SILVERGATE CAPITAL CORPORATION
Depositary Shares Each Representing a 1/40th
Interest in a Share of    % Fixed Rate Non-Cumulative
Perpetual Preferred Stock, Series A
We are offering                 of our depositary shares (the “depositary shares”), each representing a 1/40th ownership interest in a share of our    % fixed rate non-cumulative perpetual preferred stock, Series A, par value $0.01 per share (the “Series A Preferred Stock”), with a liquidation preference of $1,000 per share of Series A Preferred Stock (equivalent to $25 per depositary share). As a holder of the depositary shares, you will be entitled to all proportional rights and preferences of the Series A Preferred Stock (including dividend, voting, redemption and liquidation rights). You must exercise any such rights through the depositary.
Holders of the Series A Preferred Stock will be entitled to receive, only when, as and if declared by our Board of Directors, or a duly authorized committee thereof, and to the extent we have funds legally available for the payment of dividends, cash dividends at a rate equal to    % per annum. When, as and if declared by our Board of Directors, or a duly authorized committee thereof, dividends will be payable from the date of issuance, quarterly in arrears, on February 15, May 15, August 15 and November 15 of each year, beginning on November 15, 2021 (each a “dividend payment date”). Upon payment of any dividends on the Series A Preferred Stock, the depositary will distribute to holders of depositary shares a proportionate payment.
Dividends on the Series A Preferred Stock will not be cumulative. If for any reason our Board of Directors or a duly authorized committee thereof does not declare a dividend on the Series A Preferred Stock for any dividend period, such dividend will not accrue or be payable, and we will have no obligation to pay dividends for such dividend period, whether or not dividends on the Series A Preferred Stock are declared for any future dividend period. Dividends on the Series A Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with applicable laws and regulations, including applicable capital adequacy rules and regulations.
We may redeem the Series A Preferred Stock at our option, subject to prior regulatory approval, (i) in whole or in part, from time to time, on any dividend payment date on or after August 15, 2026, or (ii) in whole but not in part at any time within 90 days following a regulatory capital treatment event (as defined herein), in each case at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends, without regard to any undeclared dividends, to but excluding the redemption date. If we redeem the Series A Preferred Stock, the depositary will redeem a proportionate number of depositary shares.
We have applied to list the depositary shares on the New York Stock Exchange (“NYSE”) under the symbol “SIPrA”. Trading of the depositary shares is expected to commence within the 30-day period following the original issue date of the depositary shares. The Series A Preferred Stock will not have any voting rights, except as set forth under “Description of the Series A Preferred Stock — Voting Rights” beginning on page S-30.
We have granted the underwriters an option to purchase up to an additional         depositary shares, solely to cover over-allotments if any, within 30 days after the date of this prospectus supplement at the public offering price, less the underwriting discount.
Investing in the depositary shares and the underlying Series A Preferred Stock involves risks. See “Risk Factors” beginning on page S-18 of this prospectus supplement.
We are an “emerging growth company” as defined under the federal securities laws, and may take advantage of reduced public company reporting and relief from certain other requirements otherwise generally applicable to public companies.
Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Neither the depositary shares nor the Series A Preferred Stock are a savings account, deposit or other obligation of a bank and neither are insured or guaranteed by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency or instrumentality.
	Public Offering Price	Underwriting Discount	Proceeds (Before Expenses)(1)
Per depositary share	$	$	$
Total	$	$	$

(1)
Assumes no exercise of the underwriters’ option described above.

The underwriters expect to deliver the depositary shares in book-entry form only through the facilities of The Depository Trust Company and its participants, including Euroclear Bank SA/NV and Clearstream Banking, S.A. on or about           , 2021, which is the        business day following the date of the pricing of the depositary shares. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade depositary shares on any date prior to the second business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

Joint Book-Running Managers
Goldman Sachs & Co. LLC	Citigroup	J.P. Morgan	Keefe, Bruyette & Woods	UBS Investment Bank
A Stifel Company
Prospectus Supplement dated July   , 2021

Prospectus Supplement
Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document consists of two parts. The first part is this prospectus supplement, which describes the terms of this offering of the depositary shares and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement. The second part is the accompanying prospectus dated July 28, 2021, which includes the documents incorporated by reference therein and provides more general information. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or the documents incorporated by reference herein or therein, you should rely on the information in this prospectus supplement. Generally, when we refer to the prospectus, we are referring to this prospectus supplement and the accompanying prospectus combined. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where You Can Find Additional Information.”
We have not, and the underwriters have not, authorized anyone to provide you with any information other than that contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell the depositary shares and seeking offers to buy the depositary shares only in jurisdictions where offers and sales are permitted. The information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents, regardless of the time of delivery of those respective documents or sale of our depositary shares.
Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase the depositary shares and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.
The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is not investment, legal or tax advice. You should consult your own legal counsel, accountants and other advisers for legal, tax, business, financial and related advice before investing in the depositary shares.
For investors outside the United States: we have not, and the underwriters have not, done anything that would permit this offering or possession or distribution of this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering must inform themselves about, and observe any restrictions relating to, the offering of the depositary shares and the distribution of this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering outside the United States.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus supplement. This summary provides an overview of selected information and does not contain all of the information you should consider before making your investment decision. Therefore, you should read the entire prospectus supplement and the accompanying prospectus carefully (including the documents incorporated by reference herein and therein), especially the “Risk Factors” section beginning on page S-18 of this prospectus supplement, and any similar section contained in the accompanying prospectus and the documents incorporated by reference herein, and our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding to invest in the depositary shares. Unless the context otherwise requires, we use the terms “Company,” “we,” “us” and “our” in this prospectus supplement and the accompanying prospectus to refer to Silvergate Capital Corporation and its wholly owned subsidiary, Silvergate Bank, which we sometimes refer to as “Silvergate Bank,” “the Bank” or “our Bank.”
Silvergate Capital Corporation
Silvergate Capital Corporation is the holding company for our wholly owned subsidiary, Silvergate Bank, which we believe is the leading provider of innovative financial infrastructure solutions and services to participants in the nascent and expanding digital currency industry. Key to our leadership position and growth strategy is the Silvergate Exchange Network (“SEN”), our proprietary, virtually instantaneous payment network for participants in the digital currency industry which serves as a platform for the development of additional products and services. The SEN has a powerful network effect that makes it more valuable as participants and utilization increase. The SEN has enabled us to significantly grow our noninterest bearing deposit product for digital currency industry participants, which has provided the majority of our funding over the last two years. This unique source of funding is a distinctive advantage over most traditional financial institutions and allows us to generate revenue from a conservative portfolio of investments in cash, short term securities and certain types of loans that we believe generate attractive risk-adjusted returns. In addition, use of the SEN has resulted in an increase in noninterest income that we believe will become a valuable source of additional revenue as we develop and deploy fee-based solutions in connection with our digital currency initiative. We are also evaluating additional products or product enhancements specifically targeted at providing further financial infrastructure solutions to our customers and strengthening SEN network effects.
The Company is a Maryland corporation whose assets consist primarily of its investment in the Bank and its primary activities are conducted through the Bank. The Company is a registered bank holding company that is subject to supervision by the Board of Governors of the Federal Reserve (the “Federal Reserve”). The Bank is subject to supervision by the California Department of Financial Protection and Innovation, Division of Financial Institutions (the “DFPI”), and, as a Federal Reserve member bank since 2012, the Federal Reserve Bank of San Francisco. The Bank’s deposits are insured up to legal limits by the FDIC.
The Bank provides financial services that include commercial banking, commercial and residential real estate lending, mortgage warehouse lending and commercial business lending. Our client base is diverse and consists of business and individual clients in California and other states and includes digital currency-related customers in the United States and internationally. Following the Bank’s 2009 conversion from an industrial bank to a commercial bank we began introducing an expanded array of relationship-oriented business products and services, which in the past five years has been significantly augmented by our digital currency initiative. While our commercial real estate lending activities are concentrated in California, we have a broader, nationwide focus on deposit and cash management services for digital currency related businesses, as well as mortgage warehouse lending. Beginning in July 2020, we ceased issuing purchase commitments for residential real estate loans through our former correspondent lending unit but continue to service existing loans currently on our balance sheet.
Digital Currency Initiative
We leverage the SEN and our management team’s expertise in the digital currency industry to develop, implement and maintain critical financial infrastructure solutions and services for many of the largest U.S.

digital currency exchanges and global investors, as well as other digital currency infrastructure providers that utilize the Company as a foundational layer for their products. The SEN is a central element of the operations of our digital currency related customers, which enables us to grow with our existing customers and to attract new customers who can benefit from our innovative solutions and services. We believe that our vision and advanced approach to compliance complement the SEN and empower us to extend our leadership position in the industry by developing additional infrastructure solutions and services that will facilitate growth in our business.
We began exploring the digital currency industry in 2013 based on market dynamics which we believed were highly attractive:
•
Significant and Growing Industry:   Digital currency presented a revolutionary model for executing financial transactions with substantial potential for growth.

•
Infrastructure Needs:   In order to become widely adopted, digital currency would need to rely on many traditional elements of financial services, including those services that support funds transfers, customer account controls and other security measures.

•
Regulatory Complexity as a Barrier to Entry:   Providing infrastructure solutions and services to the digital currency industry would require specialized compliance capabilities and a management team with a deep understanding of both the digital currency and the financial services industries.

These insights have been proven correct and we believe they remain true today. In fact, we believe that the market opportunity for digital currencies, the need for infrastructure solutions and services and the regulatory complexity have all expanded significantly since 2013. Our ability to address these market dynamics over the past seven years has provided us with a first-mover advantage within the digital currency industry that is the cornerstone of our leadership position today.
Digital Currency Customers
Our customer base has grown rapidly, as many customers proactively approach us due to our reputation as the leading provider of innovative financial infrastructure solutions and services to participants in the digital currency industry, which includes our unique technology solutions. As of March 31, 2021, we had over 200 prospective digital currency customer leads in various stages of our customer onboarding process and pipeline, which includes extensive regulatory compliance diligence and integrating of the customer’s technology stack for those new digital currency customers interested in using our proprietary, cloud-based application programming interface (“API”).
The following list sets forth summary information regarding the types of market participants that are our primary customers:
•
Digital Currency Exchanges:   Exchanges through which digital currencies are bought and sold; includes over the counter (“OTC”) trading desks.

•
Institutional Investors:   Hedge funds, venture capital funds, private equity funds, family offices and traditional asset managers, that are investing in digital currencies as an asset class.

•
Other Customers:   Companies developing new protocols, platforms and applications; mining operations; and providers of other services.

Our customers include some of the largest U.S. exchanges and global investors in the digital currency industry. These market participants generally hold either or both of two distinct types of funds: (i) those funds that market participants use for digital currency investment activities, which we refer to as investor funds, and (ii) those funds that market participants use for business operations, which we refer to as operating funds.
Our customer ecosystem also includes software developers, digital currency miners, custodians and general industry participants that need our solutions and services.

Recent Developments
Preliminary Second Quarter Results (unaudited)
Our consolidated financial statements for the three and six months ended June 30, 2021 are not yet available. The following preliminary unaudited consolidated financial information for the three and six months ended June 30, 2021 is based solely on management’s estimates reflecting currently available preliminary information, and remains subject to our consideration of subsequent events, particularly as it relates to material estimates and assumptions used in preparing our consolidated financial statements for the three and six months ended June 30, 2021. Our independent registered public accounting firm, Crowe LLP, has not audited or reviewed, and does not express an opinion with respect to, this financial information.
This summary is not a complete presentation of our consolidated financial results for the three and six months ended June 30, 2021. Our final consolidated results as of and for the three and six months ended June 30, 2021 may materially differ from our estimates and the interim balances set forth below. In addition, the following estimates constitute forward-looking statements and are subject to risks and uncertainties, including those described under “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” The following information should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto incorporated herein by reference.
Second Quarter 2021 Highlights
•
Net income for the quarter was $20.9 million, or $0.80 per diluted share, compared to net income of $12.7 million, or $0.55 per diluted share, for the first quarter of 2021, and net income of $5.5 million, or $0.29 per diluted share, for the second quarter of 2020

•
The SEN handled $239.6 billion of U.S. dollar transfers in the second quarter of 2021, an increase of 44% compared to $166.5 billion in the first quarter of 2021, and an increase of 968% compared to $22.4 billion in the second quarter of 2020

•
The SEN handled 137,947 transactions in the second quarter of 2021, a decrease of 17% compared to 166,772 transactions in the first quarter of 2021, and an increase of 242% compared to 40,286 transactions in the second quarter of 2020

•
Digital currency customer related fee income for the quarter was $11.3 million, compared to $7.1 million for the first quarter of 2021, and $2.4 million for the second quarter of 2020

•
Digital currency customers grew to 1,224 at June 30, 2021, compared to 1,104 at March 31, 2021, and 881 at June 30, 2020

•
Digital currency customer deposits grew by $4.3 billion to $11.1 billion as of June 30, 2021, compared to $6.8 billion as of March 31, 2021

•
Completed previously announced $300 million at-the-market (ATM) equity offering, which resulted in a total issuance of 2,793,826 shares of Class A common stock for net proceeds of $295.1 million after deducting commissions and expenses

	As of or for the Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
Financial Highlights	(Dollars in thousands, except per share data)
Net income	$20,935	$12,710	$5,466
Diluted earnings per share	$0.80	$0.55	$0.29
Return on average assets (ROAA)(1)	0.77%	0.71%	1.02%
Return on average equity (ROAE)(1)	10.40%	9.76%	8.72%
Net interest margin(1)(2)	1.16%	1.33%	3.14%
Cost of deposits(1)(3)	0.00%	0.00%	0.37%

	As of or for the Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
Financial Highlights	(Dollars in thousands, except per share data)
Cost of funds(1)(3)	0.01%	0.02%	0.42%
Efficiency ratio(4)	50.69%	63.03%	65.03%
Total assets	$12,289,476	$7,757,152	$2,340,713
Total deposits	$11,371,556	$7,002,371	$1,670,909
Book value per share	$32.84	$28.75	$14.36
Tier 1 leverage ratio	7.91%	9.68%	11.57%
Total risk-based capital ratio	48.00%	54.79%	25.54%

(1)
Data has been annualized.

(2)
Net interest margin is a ratio calculated as annualized net interest income, on a fully taxable equivalent basis for interest income on tax-exempt securities using the federal statutory tax rate of 21.0%, divided by average interest earning assets for the same period.

(3)
Cost of deposits and cost of funds for the second quarter of 2020 includes interest expense and accelerated premium amortization expense related to callable brokered certificates of deposit that were called during the second quarter of 2020.

(4)
Efficiency ratio is calculated by dividing noninterest expenses by net interest income plus noninterest income.

Digital Currency Initiative
At June 30, 2021, the Company’s digital currency customers increased to 1,224 from 1,104 at March 31, 2021, and from 881 at June 30, 2020. At June 30, 2021, prospective digital currency customer leads in various stages of the customer onboarding process and pipeline remained above 200. There were 137,947 transactions on the SEN for the second quarter of 2021, a decrease of 17%, compared to 166,772 transactions for the first quarter of 2021. In addition, for the second quarter of 2021, $239.6 billion of U.S. dollar transfers occurred on the SEN, another quarterly record and a 44% increase from the first quarter of 2021.
	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
	(Dollars in millions)
# SEN Transactions	137,947	166,772	40,286
$ Volume of SEN Transfers	$239,589	$166,506	$22,423
Results of Operations, Quarter Ended June 30, 2021
Net Interest Income and Net Interest Margin Analysis (Taxable Equivalent Basis)
The Company’s securities portfolio includes tax-exempt municipal bonds with tax-exempt income from these securities calculated and presented below on a taxable equivalent basis. Net interest income, net interest spread and net interest margin are presented on a taxable equivalent basis to consistently reflect income from taxable securities and tax-exempt securities based on the federal statutory tax rate of 21.0%.
Net interest income on a taxable equivalent basis totaled $31.2 million for the second quarter of 2021, compared to $23.5 million for the first quarter of 2021, and $16.5 million for the second quarter of 2020.
Compared to the first quarter of 2021, net interest income increased $7.7 million, due to increased interest income in all asset categories, with the largest driver being higher balances of securities, while interest expense remained flat. Average total interest earning assets increased by $3.7 billion for the second quarter of 2021 compared to the first quarter of 2021, primarily due to increased digital currency related deposits that were invested in securities in the first and second quarter of 2021. The average yield on interest earning assets decreased from 1.35% for the first quarter of 2021 to 1.17% for the second quarter of 2021, primarily due to lower yields on securities. The lower yields on securities were driven by the impact of securities purchases during the quarter at lower rates than the preexisting portfolio. Average interest bearing liabilities decreased $19.7 million for the second quarter of 2021 compared to the first quarter of 2021, due to a decrease in interest bearing deposits. The average rate paid on total interest bearing liabilities increased from 0.89% for the first quarter of 2021 to 1.02% for the second quarter of 2021, driven by the decrease in lower cost interest bearing deposits, which resulted in a larger proportion of higher cost subordinated debentures as a percentage of total interest bearing liabilities.
Compared to the second quarter of 2020, net interest income increased $14.7 million, due to an increase of $13.1 million in interest income and a decrease of $1.7 million in interest expense. Average total interest earning assets increased by $8.7 billion for the second quarter of 2021 compared to the second quarter of 2020, due to an increase in noninterest bearing deposits and equity, which resulted in higher levels of interest earning deposits in other banks and securities. In addition, average loans increased by 52.9% due to increases in mortgage warehouse loans, driven by elevated mortgage refinance activity and increased SEN Leverage lending, which was launched in the first quarter of 2020. The average yield on total interest earning assets decreased from 3.51% for the second quarter of 2020 to 1.17% for the second quarter of 2021, primarily due to interest earning deposits in other banks being a greater percentage of interest earning assets, and lower yields being realized on interest earning deposits, securities and loans. The lower yields were due to declines in the federal funds rate and London Interbank Offered Rate (“LIBOR”), which declines were partially offset by the impact of interest rate floors. Average interest bearing liabilities decreased $171.1 million for the second quarter of 2021 compared to the second quarter of 2020, due to calling the remaining balance of brokered certificates of deposit in the second quarter of 2020 as well as reducing FHLB borrowings in 2021. The average rate on total interest bearing liabilities decreased from 2.78% for the second quarter of 2020 to 1.02% for the second quarter of 2021, primarily due to the impact of calling the remaining balance of brokered certificates of deposits in the second quarter of 2020, which included $1.2 million of accelerated premium expense in addition to $0.3 million of coupon interest expense for the second quarter of 2020.
Net interest margin for the second quarter of 2021 was 1.16%, compared to 1.33% for the first quarter of 2021, and 3.14% for the second quarter of 2020. The decrease in the net interest margin compared to the first quarter of 2021 was primarily driven by lower yields on securities due to the impact of securities purchases during the quarter at lower rates compared to the preexisting portfolio. The net interest margin decrease from the second quarter of 2020 was primarily due to a higher proportion of interest earning deposits in other banks as a percentage of total interest earning assets, as well as lower yields on interest earning deposits and securities due to a declining interest rate environment partially offset by lower interest expense as a result of calling the outstanding brokered certificates of deposits in the second quarter of 2020.

	Three Months Ended
	June 30, 2021			March 31, 2021			June 30, 2020
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate
	(Dollars in thousands)
Assets
Interest earning assets:
Interest earning deposits in other banks	$5,603,397	$1,599	0.11%	$4,450,110	$1,279	0.12%	$168,297	$405	0.97%
Taxable securities	2,937,659	8,324	1.14%	850,558	3,592	1.71%	690,810	4,123	2.40%
Tax-exempt securities(1)	698,149	3,953	2.27%	270,711	2,146	3.21%	231,232	1,996	3.47%
Loans(2)(3)	1,541,373	17,158	4.46%	1,559,989	16,597	4.31%	1,008,242	11,710	4.67%
Other	29,394	466	6.36%	15,331	143	3.78%	13,224	200	6.08%
Total interest earning assets	10,809,972	31,500	1.17%	7,146,699	23,757	1.35%	2,111,805	18,434	3.51%
Noninterest earning assets	121,288			72,155			51,776
Total assets	$10,931,260			$7,218,854			$2,163,581
Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$97,463	$35	0.14%	$117,228	$46	0.16%	$190,394	$1,652	3.49%
FHLB advances and other borrowings	44	—	0.00%	—	—	—	78,266	44	0.23%
Subordinated debentures	15,836	252	6.38%	15,832	245	6.28%	15,821	267	6.79%
Total interest bearing liabilities	113,343	287	1.02%	133,060	291	0.89%	284,481	1,963	2.78%
Noninterest bearing liabilities:
Noninterest bearing deposits	9,980,680			6,526,555			1,611,972
Other liabilities	29,586			30,911			15,070
Shareholders’ equity	807,651			528,328			252,058
Total liabilities and shareholders’ equity	$10,931,260			$7,218,854			$2,163,581
Net interest spread(4)			0.15%			0.46%			0.73%
Net interest income, taxable equivalent basis		$31,213			$23,466			$16,471
Net interest margin(5)			1.16%			1.33%			3.14%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(830)			(451)			(419)
Net interest income, as reported		$30,383			$23,015			$16,052

(1)
Interest income on tax-exempt securities is presented on a taxable equivalent basis using the federal statutory tax rate of 21.0% for all periods presented.

(2)
Loans include nonaccrual loans and loans held-for-sale, net of deferred fees and before allowance for loan losses.

(3)
Interest income includes amortization of deferred loan fees, net of deferred loan costs.

(4)
Net interest spread is the difference between interest rates earned on interest earning assets and interest rates paid on interest bearing liabilities.

(5)
Net interest margin is a ratio calculated as annualized net interest income, on a taxable equivalent basis, divided by average interest earning assets for the same period.

Provision for Loan Losses
The Company did not record a provision for loan losses for the second quarter of 2021 or for the first quarter of 2021, compared to a provision of $0.2 million for the second quarter of 2020.
Noninterest Income
Noninterest income for the second quarter of 2021 was $12.1 million, an increase of $4.0 million, or 49.2%, from the first quarter of 2021. The primary driver of this increase was a $4.2 million, or 58.7%, increase in deposit related fees as a result of higher cash management fees and foreign currency exchange income from digital currency related customers.
Noninterest income for the second quarter of 2021 increased by $6.6 million, or 122.1%, compared to the second quarter of 2020. This increase was primarily due to a $8.9 million, or 363.8%, increase in deposit related fees and a $0.3 million, or 67.3% increase in mortgage warehouse fee income, partially offset by a $2.6 million decrease in gain on sale of securities.
	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
	(Dollars in thousands)
Noninterest income:
Mortgage warehouse fee income	$753	$954	$450
Service fees related to off-balance sheet deposits	—	—	7
Deposit related fees	11,308	7,124	2,438
Gain on sale of securities, net	—	—	2,556
Loss on sale of loans, net	—	—	(56)
Other income	8	12	39
Total noninterest income	$12,069	$8,090	$5,434
Noninterest Expense
Noninterest expense totaled $21.5 million for the second quarter of 2021, an increase of $1.9 million, or 9.8%, compared to the first quarter of 2021, and an increase of $7.5 million, or 54.0%, compared to the second quarter of 2020. The increase in noninterest expense compared to prior quarter and second quarter of 2020 was primarily driven by increased federal deposit insurance expense resulting from the significant growth in digital currency deposits and by ongoing investments related to strategic growth initiatives.
	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
	(Dollars in thousands)
Noninterest expense:
Salaries and employee benefits	$10,260	$10,990	$9,002
Occupancy and equipment	599	614	894
Communications and data processing	1,796	1,621	1,313
Professional services	2,594	1,717	1,105
Federal deposit insurance	3,844	2,296	182
Correspondent bank charges	812	497	347
Other loan expense	280	174	99

	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
	(Dollars in thousands)
Other general and administrative	1,334	1,697	1,030
Total noninterest expense	$21,519	$19,606	$13,972

Income Tax Expense (Benefit)
Income tax benefit was $2,000 for the second quarter of 2021, compared to a benefit of $1.2 million for the first quarter of 2021, and an expense of $1.8 million for the second quarter of 2020. Our effective tax rate for the second quarter of 2021 was zero, compared to (10.5)% for the first quarter of 2021, and 25.0% for the second quarter of 2020. The lower effective tax rate for the second quarter of 2021 and the first quarter of 2021 when compared to the second quarter of 2020 was due to significant tax benefits recognized on the exercise of stock options and the impact of tax-exempt income.
Balance Sheet
Deposits
At June 30, 2021, deposits totaled $11.4 billion, an increase of $4.4 billion, or 62.4%, from March 31, 2021, and an increase of $9.7 billion, or 580.6%, from June 30, 2020. Noninterest bearing deposits totaled $11.3 billion, representing approximately 99.3% of total deposits at June 30, 2021, an increase of $4.4 billion from the prior quarter end, and a $9.7 billion increase compared to June 30, 2020. The increase in total deposits from the prior quarter end was driven by an increase in deposits from digital currency exchanges, institutional investors in digital assets and other fintech related customers, with elevated client activity evidenced by the record volume of SEN transactions during the quarter. The Bank’s 10 largest depositors accounted for $5.3 billion in deposits, or approximately 46.7% of total deposits at June 30, 2021, compared to $2.8 billion in deposits, or approximately 40.6% of total deposits at March 31, 2021, substantially all of which are from customers operating in the digital currency industry.
Our continued growth has been accompanied by significant fluctuations in the level of our deposits, in particular our deposits from customers operating in the digital currency industry, as our customers in this industry typically carry higher balances over the weekend to take advantage of the 24/7 availability of the SEN, and carry lower balances during the business week. The Bank’s average total digital currency customer deposits during the second quarter of 2021 amounted to $9.9 billion, the high and low daily total digital currency deposit levels during such time were $11.8 billion and $6.8 billion, respectively, compared to an average of $6.4 billion during the first quarter of 2021, and high and low daily deposit levels of $8.4 billion and $4.6 billion, respectively.
Demand for new deposit accounts is generated by the Company’s banking platform for innovators that includes the SEN, which is enabled through Silvergate’s proprietary API, and other cash management solutions. These tools enable Silvergate’s customers to grow their businesses and scale operations. The following table sets forth a breakdown of the Company’s digital currency customer base and the deposits held by such customers at the dates noted below:
	June 30, 2021		March 31, 2021		June 30, 2020
	Number of Customers	Total Deposits(1)	Number of Customers	Total Deposits(1)	Number of Customers	Total Deposits(1)
	(Dollars in millions)
Digital currency exchanges	93	$5,395	85	$2,993	64	$601
Institutional investors	771	3,986	695	2,166	566	577
Other customers	360	1,734	324	1,634	251	331
Total	1,224	$11,114	1,104	$6,793	881	$1,509

(1)
Total deposits may not foot due to rounding.

The weighted average cost of deposits for the second quarter of 2021 and for the first quarter of 2021 was 0.00%, compared to 0.37% for the second quarter of 2020. The decreases in the weighted average cost of deposits compared to the second quarter of 2020 was driven by the absence of any interest expense associated with brokered certificates of deposit, which were called in the second quarter of 2020.
	Three Months Ended
	June 30, 2021		March 31, 2021		June 30, 2020
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
	(Dollars in thousands)
Noninterest bearing demand accounts	$9,980,680	—	$6,526,555	—	$1,611,972	—
Interest bearing accounts:
Interest bearing demand accounts	27,303	0.12%	42,197	0.13%	44,643	0.14%
Money market and savings accounts	69,527	0.15%	74,318	0.16%	66,598	0.39%
Certificates of deposit:
Brokered certificates of deposit	—	—	—	—	77,717	8.11%
Other	633	0.63%	713	0.57%	1,436	0.84%
Total interest bearing deposits	97,463	0.14%	117,228	0.16%	190,394	3.49%
Total deposits	$10,078,143	0.00%	$6,643,783	0.00%	$1,802,366	0.37%
Loan Portfolio
Total loans, including net loans held-for-investment and loans held for sale, were $1.5 billion at June 30, 2021, a decrease of $136.9 million, or 8.4%, from March 31, 2021, and an increase of $373.3 million, or 33.5%, from June 30, 2020.
	June 30, 2021	March 31, 2021	June 30, 2020
	(Dollars in thousands)
Real estate loans:
One-to-four family	$144,247	$171,045	$216,038
Multi-family	67,704	74,003	72,007
Commercial	272,948	287,411	316,815
Construction	5,481	5,172	10,822
Commercial and industrial(1)	204,279	118,598	24,707
Reverse mortgage and other	1,364	1,346	1,552
Mortgage warehouse	49,897	76,014	155,308
Total gross loans held-for-investment	745,920	733,589	797,249
Deferred fees, net	1,151	1,717	3,062
Total loans held-for-investment	747,071	735,306	800,311
Allowance for loan losses	(6,916)	(6,916)	(6,763)
Loans held-for-investment, net	740,155	728,390	793,548
Loans held-for-sale(2)	748,577	897,227	321,835
Total loans	$1,488,732	$1,625,617	$1,115,383

(1)
Commercial and industrial loans includes $203.4 million, $117.3 million and $20.0 million of SEN Leverage loans as of June 30, 2021, March 31, 2021 and June 30, 2020, respectively.

(2)
Loans held-for-sale are comprised entirely of mortgage warehouse loans for all periods presented.

Asset Quality and Allowance for Loan Losses
The allowance for loan losses was unchanged at $6.9 million at June 30, 2021, compared to March 31, 2021 and increased slightly from $6.8 million at June 30, 2020. The ratio of the allowance for loan losses to gross loans held-for-investment at June 30, 2021 was 0.93%, compared to 0.94% and 0.85% at March 31, 2021 and June 30, 2020, respectively.
Nonperforming assets totaled $7.5 million, or 0.06% of total assets, at June 30, 2021, an increase of $2.2 million from $5.3 million, or 0.07% of total assets at March 31, 2021. Nonperforming assets increased $2.9 million, from $4.6 million, or 0.20%, of total assets, at June 30, 2020.
	June 30, 2021	March 31, 2021	June 30, 2020
Asset Quality	(Dollars in thousands)
Nonperforming Assets:
Nonperforming loans	$7,508	$5,333	$4,528
Troubled debt restructurings	$1,437	$1,484	$1,620
Other real estate owned, net	—	—	$51
Nonperforming assets	$7,508	$5,333	$4,579
Asset Quality Ratios:
Nonperforming assets to total assets	0.06%	0.07%	0.20%
Nonperforming loans to gross loans(1)	1.01%	0.73%	0.57%
Nonperforming assets to gross loans and other real estate owned(1)	1.01%	0.73%	0.57%
Net charge-offs (recoveries) to average total loans(1)	0.00%	0.00%	0.00%
Allowance for loan losses to gross loans(1)	0.93%	0.94%	0.85%
Allowance for loan losses to nonperforming loans	92.12%	129.68%	149.36%

(1)
Loans exclude loans held-for-sale at each of the dates presented.

COVID-19 Update
In April 2020, the Company implemented a short-term loan modification program for customers impacted financially by the COVID-19 pandemic to provide temporary relief to certain borrowers who meet the program’s qualifications. Due to the fluid nature of COVID-19, this program has been evolving in order to provide maximum relief to bank borrowers. As of June 30, 2021, the remaining loans in deferral due to COVID-19 are as follows:

COVID-19 related modifications:	Loan Balance At Period End	Percentage of Gross Loans Held-for- Investment
	(Dollars in thousands)
Real estate loans:
One-to-four family	$245	0.0%
Commercial industry sectors:
Retail	10,620	1.4%
Hospitality	4,562	0.6%
Office	7,985	1.1%
Total commercial	23,167	3.1%
Total modifications outstanding	$23,412	3.1%
Securities
Securities available-for-sale increased $4.5 billion, or 259.7%, from $1.7 billion at March 31, 2021, and increased $5.2 billion, or 549.4%, from $951.1 million at June 30, 2020, to $6.2 billion at June 30, 2021. The Company purchased $4.5 billion of securities in the second quarter of 2021, including $2.2 billion of agency residential mortgage-backed securities, $1.0 billion of municipal bonds, $588.2 million of U.S. agency securities excluding mortgage-backed securities, $396.4 million of agency commercial mortgage-backed securities, $333.2 million of U.S. Treasury securities, and $52.7 million of private-label commercial mortgage-backed securities, bringing total year to date securities purchases to $5.4 billion as of June 30, 2021.
Equity Offerings
On March 9, 2021, the Company entered into an equity distribution agreement pursuant to which the Company could issue and sell, from time to time, up to an aggregate gross sales price of $300.0 million of the Company’s shares of Class A common stock through an “at-the-market” equity offering program. In the first quarter of 2021, the Company sold 1,297,365 shares of Class A common stock. During the second quarter of 2021, the Company completed the ATM equity offering by issuing 1,496,461 shares of Class A common stock for a combined total of 2,793,826 shares at an average price of $107.38. The ATM equity offering resulted in net proceeds to the Company of $295.1 million after deducting commissions and expenses.
Capital Ratios
At June 30, 2021, the Company’s ratio of common equity to total assets was 7.08%, compared with 9.20% at March 31, 2021, and 11.45% at June 30, 2020. At June 30, 2021, the Company’s book value per share was $32.84, compared to $28.75 at March 31, 2021, and $14.36 at June 30, 2020.
At June 30, 2021, the Company had a tier 1 leverage ratio of 7.91%, common equity tier 1 capital ratio of 46.75%, tier 1 risk-based capital ratio of 47.61% and total risk-based capital ratio of 48.00%.
At June 30, 2021, the Bank had a tier 1 leverage ratio of 7.86%, common equity tier 1 capital ratio of 47.29%, tier 1 risk-based capital ratio of 47.29% and total risk-based capital ratio of 47.69%. These capital ratios each exceeded the “well capitalized” standards defined by federal banking regulations of 5.00% for tier 1 leverage ratio, 6.5% for common equity tier 1 capital ratio, 8.00% for tier 1 risk-based capital ratio and 10.00% for total risk-based capital ratio.
Capital Ratios(1)	June 30, 2021	March 31, 2021	June 30, 2020
The Company
Tier 1 leverage ratio	7.91%	9.68%	11.57%
Common equity tier 1 capital ratio	46.75%	53.03%	23.32%
Tier 1 risk-based capital ratio	47.61%	54.23%	24.86%

Capital Ratios(1)	June 30, 2021	March 31, 2021	June 30, 2020
Total risk-based capital ratio	48.00%	54.79%	25.54%
Common equity to total assets	7.08%	9.20%	11.45%
The Bank
Tier 1 leverage ratio	7.86%	9.50%	10.92%
Common equity tier 1 capital ratio	47.29%	53.24%	23.48%
Tier 1 risk-based capital ratio	47.29%	53.24%	23.48%
Total risk-based capital ratio	47.69%	53.80%	24.17%

(1)
June 30, 2021 capital ratios are preliminary.

The Offering
Issuer
Silvergate Capital Corporation, a Maryland corporation.
Securities Offered Hereby
   depositary shares (or      depositary shares if the underwriters exercise their option to purchase additional depositary shares in full), each representing a 1/40th ownership interest in a share of      % fixed rate non-cumulative perpetual preferred stock, Series A, par value $0.01 per share (the “Series A Preferred Stock”), with a liquidation preference of $1,000 per share of Series A Preferred Stock (equivalent to $25 per depositary share) of the Company. Each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Series A Preferred Stock represented by such depositary share, to all the rights and preferences of the Series A Preferred Stock represented thereby (including with respect to dividends, voting, redemption and liquidation rights).
We may from time to time elect to issue additional shares of the Series A Preferred Stock and related depositary shares, and all such additional shares of Series A Preferred Stock and the related depositary shares will form a single series with the Series A Preferred Stock and the related depositary shares, respectively, offered by this prospectus supplement, provided that such additional shares will only be issued if they are fungible with the original shares for United States federal income tax purposes.
Underwriters’ Option to Purchase Additional Shares
We have granted the underwriters an option to purchase up to an additional          depositary shares, solely to cover over-allotments if any, within 30 days after the date of this prospectus supplement at the public offering price, less the applicable underwriting discount.
Dividends
We will pay dividends on the Series A Preferred Stock, only when, as and if declared by our Board of Directors or a duly authorized committee thereof, and to the extent that we have funds legally available for the payment of such dividends. Dividends will be payable from the date of issuance on the stated amount of $1,000 per share of the Series A Preferred Stock (the “stated amount”) (equivalent to $25 per depositary share) at a rate of    % per annum, payable quarterly, in arrears, on each dividend payment date. See also “— Dividend Payment Dates” below. Upon payment of any dividends on the Series A Preferred Stock, the depositary will distribute to holders of depositary shares a proportionate payment.
Dividends on the Series A Preferred Stock are payable only when, as and if declared, and will not be cumulative or mandatory. If for any reason our Board of Directors or a duly authorized committee thereof does not declare a dividend on the Series A Preferred Stock in respect of a dividend period (as defined under “Description of the Series A Preferred Stock — Dividends”), then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date, or accumulate, and we will have no obligation to pay any dividend for that dividend period, whether or not our Board of Directors or a duly authorized committee thereof declares a dividend on the Series A Preferred Stock or any other class or series of our capital stock for any future dividend period.
While the Series A Preferred Stock is outstanding, unless dividends on all outstanding shares of Series A Preferred Stock for the most recently completed dividend period have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment, acquisitions of, and dividends and distributions on, junior or parity stock, including our common stock, are permitted only under certain circumstances. See “Description of the Series A Preferred Stock — Dividends — Restrictions on Dividends, Redemption and Repurchases.”
Our ability to pay dividends on the Series A Preferred Stock depends on the ability of the Bank to pay dividends to us. The ability of the Company and the Bank to pay dividends in the future is subject to bank regulatory requirements, including capital regulations and policies established by the Federal Reserve and the DFPI, as applicable. Dividends on the Series A Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with applicable laws and regulations, including applicable Federal Reserve capital adequacy regulations and policies. See “Description of the Series A Preferred Stock — Dividends.”
Dividend Payment Dates
Dividends on the Series A Preferred Stock will be payable when, as and if declared by our Board of Directors, or a duly authorized committee thereof, quarterly, in arrears, on February 15, May 15, August 15 and November 15 of each year, beginning on November 15, 2021 (each, a “dividend payment date”). If any date on which a dividend would otherwise be payable is not a business day, then the applicable dividend will be paid on the next business day without any adjustment to the amount of dividends paid.
Redemption
The Series A Preferred Stock is perpetual and has no maturity date.
We may redeem the Series A Preferred Stock at our option, (i) in whole or in part, from time to time, on any dividend payment date on or after August 15, 2026, or (ii) in whole, but not in part, at any time within 90 days following a regulatory capital treatment event (as defined under “Description of the Series A Preferred Stock — Redemption”), in each case at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without regard to any undeclared dividends, to, but excluding, the redemption date. If we redeem the Series A Preferred Stock, the depositary will redeem a proportionate number of depositary shares. The Series A Preferred Stock will not be subject to any sinking fund or other obligation of the Company to redeem or repurchase the Series A Preferred Stock.
We must either replace the shares to be redeemed with an equal amount of instruments that qualify as common equity

Tier 1 Capital or additional Tier 1 Capital, or demonstrate to the Federal Reserve that following such redemption we will continue to hold capital commensurate with our risk.
Holders of depositary shares should not expect that we will redeem any Series A Preferred Stock or related depositary shares.
Neither the holders of the Series A Preferred Stock nor holders of depositary shares will have any right to require the redemption or repurchase of the Series A Preferred Stock.
Any redemption of the Series A Preferred Stock is subject to our receipt of any required prior approval by the Federal Reserve and to the satisfaction of any conditions set forth in the capital adequacy rules of the Federal Reserve applicable to us and the redemption of the Series A Preferred Stock.
Liquidation Rights
In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of the Series A Preferred Stock are entitled to receive an amount per share equal to the stated amount of $1,000 per share (equivalent to $25 per depositary share), plus any dividends that have been declared but not paid prior to the date of payment of distributions to stockholders, without regard to any undeclared dividends.
Distributions will be made only to the extent of our assets that are legally available for distribution to stockholders (i.e., after satisfaction of all our liabilities to creditors, if any), subject to the rights of holders of any securities ranking senior to the Series A Preferred Stock or pro rata as to the Series A Preferred Stock and any other shares of our stock ranking equally as to the distribution of our assets on our liquidation, dissolution or winding up, and before any distribution of assets is made to holders of our common stock or any other class or series of our stock that ranks junior to the Series A Preferred Stock as to the distribution of assets on our liquidation, dissolution or winding up.
Holders of the Series A Preferred Stock are subordinate to all of our indebtedness and to other non-equity claims on us and our assets, including in the event that we entered into a receivership, insolvency, liquidation or similar proceeding. In addition, holders of the Preferred Stock may be fully subordinated to interests held by the U.S. government in the event that we enter into a receivership, insolvency, liquidation or similar proceeding.
Voting Rights
None, except (i) with respect to authorizing, creating or increasing the authorized amount of stock ranking senior to the Series A Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Company, (ii) with respect to certain material adverse changes in the terms of the Series A Preferred Stock, (iii) in the case of certain share exchanges, reclassifications, mergers and consolidations and other transactions, (iv) in the case of certain dividend non-payments or (v) as otherwise required by the Maryland General Corporation Law or NYSE. See “Description of the Series A Preferred Stock — Voting Rights” below. Holders of depositary shares must act through the depositary to exercise any voting rights, as described under “Description of the Depositary Shares — Voting of the Series A Preferred Stock” below.
Ranking
With respect to the payment of dividends by, and distributions of assets upon any liquidation, dissolution or winding up of, the Company, shares of the Series A Preferred Stock will rank:
•
senior to our common stock and any class or series of our stock that ranks junior to the Series A Preferred Stock in the payment of dividends or in the distribution of assets upon our liquidation, dissolution or winding up (“junior stock”);

•
on a parity with each other series of our preferred stock we may issue (except for any senior series that may be issued upon the requisite vote or consent of the holders of at least two-thirds of the shares of the Series A Preferred Stock at the time outstanding and entitled to vote, voting together as a single class with any other series of preferred stock entitled to vote thereon), as provided in the articles supplementary relating to such preferred stock or otherwise; and

•
junior to all existing and future indebtedness and other non-equity claims.

We will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up of the Company only out of funds legally available for such payment (i.e., after satisfaction of all our liabilities to creditors, if any) and pro rata as to the Series A Preferred Stock and any other class or series of our stock that ranks on a parity with the Series A Preferred Stock in the payment of current dividends (“dividend parity stock”) and distributions upon any liquidation, dissolution or winding up of the Company, as applicable.
No Maturity
The Series A Preferred Stock does not have any maturity date, and we are not required to redeem the Series A Preferred Stock at any time.
Accordingly, the Series A Preferred Stock will remain outstanding indefinitely, unless and until we decide to redeem it after receiving any required prior approval of the Federal Reserve.
Preemptive and Conversion Rights
None.
NYSE Listing
We have applied to list the depositary shares on the NYSE under the symbol “SIPrA.” If the application is approved, trading of the depositary shares on the NYSE is expected to commence within 30 days after the initial delivery of the depositary shares.
Tax Consequences
If you are a noncorporate United States holder (as defined below under “Material United States Federal Income Tax Consequences”), dividends paid to you will generally qualify for taxation at preferential rates if you meet certain holding period and other applicable requirements. If you are a corporate United States holder, dividends received by you will generally be eligible for the dividends-received deduction if you meet certain holding period and other applicable requirements. If you are a Non-United States holder (as defined below under “Material United States Federal Income Tax Consequences”), dividends paid to you generally are subject to United States federal withholding tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. For further discussion of the tax consequences relating to the Series A Preferred Stock and depositary shares, see “Material United States Federal Income Tax Consequences.”
Use of Proceeds
We estimate that the net proceeds from this offering will be approximately $      million (or approximately $      million if the underwriters exercise in full their option to purchase additional shares), after deducting the underwriting discount and estimated offering expenses payable by us
We intend to use net proceeds to us from this offering to further supplement the regulatory capital levels of the Company and the Bank and for other general corporate purposes, which may include providing capital to support the Company’s growth organically or through strategic acquisitions, and other growth initiatives, including the Bank’s SEN Leverage product, custody and other digital asset services. See “Use of Proceeds.”
Depositary
American Stock Transfer & Trust Company, LLC
Transfer Agent & Registrar
American Stock Transfer & Trust Company, LLC
Risk Factors
Investing in the depositary shares representing interests in the Series A Preferred Stock involves risk. You should carefully consider all of the information in this prospectus supplement and any applicable final term sheet. In particular, you should carefully consider the risk factors described in “Risk Factors” beginning on page S-18 of this prospectus supplement, on page 22 of our Annual Report on Form 10-K for the year ended December 31, 2020 and incorporated by reference herein before deciding to invest in the depositary shares.

RISK FACTORS
Investing in the depositary shares involves a high degree of risk. You should carefully consider the following risks and the risks described in our Annual Report on Form 10-K for the year ended December 31, 2020, as well as other information in this prospectus supplement and the accompanying prospectus, including information incorporated by reference herein and therein, and any free writing prospectus that we have authorized for use in connection with this offering, before you invest in the depositary shares. If any of these risks actually materialize, our operating results, financial condition and liquidity could be materially adversely affected. As a result, the trading price of the depositary shares could decline, and you may lose all or part of your investment.
You are making an investment decision about both the depositary shares and the Series A Preferred Stock.
We are issuing fractional interests in shares of the Series A Preferred Stock in the form of depositary shares. Accordingly, the depositary will rely solely on the payments it receives on the Series A Preferred Stock to fund all payments on the depositary shares. You should carefully review the information in the accompanying prospectus and in this prospectus supplement regarding both of these securities.
The depositary shares and the Series A Preferred Stock are not insured deposits.
The depositary shares and the Series A Preferred Stock are not bank deposits and are not insured or guaranteed by the FDIC or any other government agency. An investment in the depositary shares has risks, and you may lose your entire investment.
Dividends on the Series A Preferred Stock will not be cumulative or mandatory, and may not be paid if such payment will result in our failure to comply with all applicable laws and regulations.
Dividends on the Series A Preferred Stock will not be cumulative or mandatory. If our Board of Directors (or any duly authorized committee thereof) does not authorize and declare a dividend on the Series A Preferred Stock in respect of a dividend period, then no dividend shall be deemed to be payable for such dividend period, or be cumulative, and we will have no obligation to pay any dividend for that dividend period, whether or not our Board of Directors, or a duly authorized committee thereof, declares a dividend on the Series A Preferred Stock or any other class or series of our capital stock for any future dividend period.
In addition, if and to the extent payment of dividends on the Series A Preferred Stock for any dividend period would cause us to fail to comply with any applicable law or regulation, we will not declare or pay a dividend for such dividend period. In such a case, holders of the depositary shares representing interests in the Series A Preferred Stock will not be entitled to receive any dividend for that dividend period.
Under the Federal Reserve’s current capital rules and policies applicable to us and the Bank, we may pay dividends on the Series A Preferred Stock only out of our net income, retained earnings or surplus related to other additional Tier 1 Capital instruments. Generally, Federal Reserve policy states that dividends should be paid only from current earnings, absent prior non-objection from the Federal Reserve. In addition, the Federal Reserve’s capital rules include a capital conservation buffer. The buffer can be satisfied only with common equity Tier 1, or “CET1,” capital. If our capital ratios do not satisfy minimum requirements plus the capital conservation buffer, we will face graduated constraints on, among other things, capital distributions (including dividends on the Series A Preferred Stock) based on the amount of the shortfall and the amount of our “eligible retained income.” Effective October 8, 2020, the Federal Reserve and the other federal banking regulators adopted a final rule that revises the definition of “eligible retained income” to allow banking organizations to more freely use their capital buffers to promote lending and other financial intermediation activities, by making the limitations on capital distributions more gradual. The eligible retained income is now the greater of (i) net income for the four preceding quarters, net of distributions and associated tax effects not reflected in net income; and (ii) the average of all net income over the preceding four quarters. The final rule only affects the capital buffers, and banking organizations are encouraged to make prudent capital distribution decisions.

If we are not paying full dividends on any outstanding dividend parity stock, we will not be able to pay full dividends on the Series A Preferred Stock. In addition, no dividend may be paid on any junior stock so long as we are not paying full dividends on the Series A Preferred Stock.
When dividends are not paid in full upon the Series A Preferred Stock and any dividend parity stock, all dividends declared upon the Series A Preferred Stock and dividend parity stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on the Series A Preferred Stock, and accrued dividends, including any accumulations, if any, on dividend parity stock bear to each other. Therefore if we are not paying full dividends on any outstanding dividend parity stock, we will not be able to pay full dividends on the Series A Preferred Stock. So long as any share of Series A Preferred Stock remains outstanding, unless dividends on all outstanding shares of Series A Preferred Stock for the most recently completed dividend period have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment, no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any junior stock (other than (i) a dividend payable solely in junior stock or (ii) any dividend in connection with the implementation of a stockholders’ rights plan, or the redemption or repurchase of any rights under any such plan). We currently do not pay a dividend on our common stock, such that we are less incentivized to pay dividends on the Series A Preferred Stock as a result of this limitation that would otherwise preclude us from paying dividends on our common stock.
The Series A Preferred Stock will be an equity security and will be subordinate to our existing and future indebtedness and our ability to pay dividends on the Series A Preferred Stock may be limited by regulatory practices and requirements.
The shares of the Series A Preferred Stock will be equity interests in the Company and will not constitute indebtedness. This means that the Series A Preferred Stock and the related depositary shares will rank junior to all existing and future indebtedness and other non-equity claims with respect to assets available to satisfy claims against us, including claims in the event of our liquidation. As of June 30, 2021, our total liabilities, including deposits, wholesale borrowings and debentures, were approximately $11.4 billion, and we may incur additional indebtedness in the future. Our future indebtedness may restrict payment of dividends on the Series A Preferred Stock. In addition, holders of the Series A Preferred Stock may be fully subordinated to interests held by the U.S. government in the event that we enter into a receivership, insolvency, liquidation or similar proceeding.
Additionally, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of preferred stock like the Series A Preferred Stock, (i) dividends will be payable only when, as and if declared by our Board of Directors (or a duly authorized committee thereof); (ii) dividends will not accumulate if they are not declared; and (iii) as a Maryland corporation, we may make dividend payments and redemption payments only out of funds legally available under Maryland law. As a bank holding company, our ability to declare and pay dividends is also dependent on certain federal regulations and policies. Further, the Series A Preferred Stock will place no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to certain restrictions on payments of dividends and redemption or repurchase of dividend parity stock and junior stock described under “Description of the Series A Preferred Stock — Dividends” and the limited voting rights referred to below under “Description of the Series A Preferred Stock — Voting Rights.”
We are a holding company and are dependent on dividends from our bank subsidiary to meet our obligations, including our obligations with respect to our securities.
We are a regulated bank holding company separate and distinct from our subsidiaries and we conduct substantially all of our operations through the Bank. As a result, our ability to make dividend payments on the Series A Preferred Stock will depend primarily upon the receipt of dividends and other distributions from the Bank. If we do not receive sufficient cash dividends and other distributions from the Bank, it is unlikely that we will have sufficient funds to make dividend payments on the Series A Preferred Stock. Various legal and regulatory limitations restrict the extent to which our subsidiaries may extend credit, pay dividends or other funds or otherwise engage in transactions with us or some of our other subsidiaries.

In addition, federal and California regulators have the authority to prohibit or to limit the payment of dividends by a banking organization under its jurisdiction if, in the regulator’s opinion, the organization is engaged in or is about to engage in an unsafe or unsound practice. Depending on the financial condition of the Bank, it may be deemed an unsafe or unsound practice if the Bank were to pay dividends to us. The Bank is also prohibited under federal law from paying any dividend that would cause it to become undercapitalized.
Because we are a holding company, our rights and the rights of the holders of the Series A Preferred Stock to a share of the assets of any subsidiary upon the liquidation or recapitalization of the subsidiary will be subject to the prior claims of the subsidiary’s creditors (including, in the case of the Bank, its depositors), in addition to our creditors. The rights of holders of the Series A Preferred Stock and of the depositary shares to benefit from those distributions will also be junior to those prior claims and the claims of our creditors. Consequently, the Series A Preferred Stock and the depositary shares will be effectively subordinated to all existing and future liabilities of our subsidiaries. As of June 30, 2021, our total liabilities, including deposits, wholesale borrowings and debentures, were approximately $11.4 billion.
The Series A Preferred Stock may be junior in rights and preferences to future preferred stock.
The Series A Preferred Stock may be junior to preferred stock we issue in the future that by its terms is expressly senior to the Series A Preferred Stock. It is possible that we may authorize and issue such shares without your vote or consent, although the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of the Series A Preferred Stock is required to authorize or issue any shares of senior stock as described under “Description of the Series A Preferred Stock — Voting Rights.” The terms of any future preferred stock expressly senior to the Series A Preferred Stock may restrict dividend payments on the Series A Preferred Stock. In this case, unless full dividends for all outstanding preferred stock senior to the Series A Preferred Stock have been declared and paid or set aside for payment, no dividends will be declared or paid and no distribution will be made on any shares of the Series A Preferred Stock, and no shares of the Series A Preferred Stock will be permitted to be repurchased, redeemed or otherwise acquired by us, directly or indirectly, for consideration. This could result in dividends on the Series A Preferred Stock not being paid to you.
Investors should not expect us to redeem the Series A Preferred Stock (and indirectly the depositary shares) on the date it becomes redeemable or on any particular date after it becomes redeemable.
Subject to the prior approval of the Federal Reserve, we may redeem the Series A Preferred Stock at our option, in whole or in part, from time to time, on any dividend payment date on or after August 15, 2026, at a redemption price equal to the stated amount of $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without regard to any undeclared dividends, to, but excluding, the redemption date. If we redeem the Series A Preferred Stock for any reason, you may not be able to reinvest the redemption price you receive in a similar security. See “Description of the Series A Preferred Stock —  Redemption.”
The Series A Preferred Stock will be a perpetual equity security. This means that it will have no maturity or mandatory redemption date and will not be redeemable at the option of the holders of the Series A Preferred Stock or the holders of the depositary shares offered hereby. The Series A Preferred Stock may be redeemed by us at our option with the prior approval of the Federal Reserve or any successor appropriate federal banking agency, (i) either in whole or in part, from time to time, on any dividend payment date on or after August 15, 2026, or (ii) in whole but not in part, at any time within 90 days following a regulatory capital treatment event (as defined under “Description of the Series A Preferred Stock —  Redemption”). Any decision we may make at any time to propose a redemption of the Series A Preferred Stock will depend upon, among other things, our evaluation of our capital position, the composition of our stockholders’ equity and general market conditions at that time. In addition, we may be prohibited from redeeming the Series A Preferred Stock. See “— Our right to redeem the Series A Preferred Stock is subject to certain limitations, including any required prior approval of the Federal Reserve” below.
We may be able to redeem the Series A Preferred Stock prior to August 15, 2026. On or after August 15, 2026, we may redeem the Series A Preferred Stock on any dividend payment date.
By its terms, the Series A Preferred Stock may be redeemed by us prior to August 15, 2026 only upon the occurrence of certain events involving the capital treatment of the Series A Preferred Stock and prior

Federal Reserve approval. In particular, upon our determination in good faith that an event has occurred that would constitute a regulatory capital treatment event (as defined under “Description of the Series A Preferred Stock — Redemption”), we may, at our option, redeem in whole, but not in part, the shares of Series A Preferred Stock, subject to the approval of the Federal Reserve or any successor appropriate federal banking agency. The terms of the Series A Preferred Stock have been established to satisfy the criteria for “Tier 1 Capital” instruments set forth in the capital adequacy rules of Federal Reserve Regulation Q (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking regulator or agency) applicable to bank holding companies (the “Capital Rules”). However, it is possible that the Series A Preferred Stock may not satisfy the criteria for Tier 1 Capital instruments set forth in the Capital Rules as a result of official administrative or judicial decisions, actions or pronouncements interpreting those rules and announced after the issuance of the Series A Preferred Stock, or as a result of future changes in law or regulation. A “regulatory capital treatment event,” such as a change or proposed change in law or regulation after the original issue date with respect to whether the Series A Preferred Stock qualifies as a Tier 1 Capital instrument, could occur, which would give us the right, subject to prior approval of the appropriate federal banking agency, to redeem the Series A Preferred Stock in accordance with its terms prior to August 15, 2026 at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without regard to any undeclared dividends, to, but excluding, the redemption date.
Our right to redeem the Series A Preferred Stock is subject to certain limitations, including any required prior approval of the Federal Reserve.
Our right to redeem the Series A Preferred Stock is subject to limitations. Any redemption of the Series A Preferred Stock is subject to prior approval of the Federal Reserve. In addition, under the Capital Rules, before we can redeem Series A Preferred Stock, or immediately thereafter, we must either replace the Series A Preferred Stock to be redeemed with an equal amount of common equity Tier 1 or additional Tier 1 Capital instruments, or demonstrate to the satisfaction of the Federal Reserve that following redemption, we will continue to hold capital commensurate with our risk. We cannot assure you that the Federal Reserve will approve any redemption of the Series A Preferred Stock that we may propose. There also can be no assurance that, if we propose to redeem the Preferred Stock without replacing it with securities that qualify as common equity Tier 1 capital or additional Tier 1 capital instruments, the Federal Reserve will authorize the redemption. In such case, under such current rules and regulations, we must demonstrate that we will continue to hold capital commensurate with our risk to the satisfaction of the Federal Reserve. We understand that the factors that the Federal Reserve will consider in evaluating a proposed redemption, or a request that we be permitted to redeem the Preferred Stock without replacing it with common equity Tier 1 capital or additional Tier 1 capital instruments, include its evaluation of the overall level and quality of our capital components, considered in light of our risk exposures, earnings and growth strategy, and other supervisory considerations, although the Federal Reserve may change these factors at any time.
Holders of the Series A Preferred Stock and the depositary shares will have limited voting rights.
Holders of the Series A Preferred Stock will have no voting rights with respect to matters that generally require the approval of voting stockholders. Holders of the Series A Preferred Stock will have voting rights only (i) with respect to authorizing, creating or increasing the authorized amount of stock ranking senior to the Series A Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Company, (ii) with respect to certain material adverse changes in the terms of the Series A Preferred Stock, (iii) in the case of certain share exchanges, reclassifications, mergers and consolidations and other transactions or (iv) as otherwise required by the Maryland General Corporation Law or NYSE. Additionally, if dividends on the Series A Preferred Stock have not been declared or paid for the equivalent of six dividend payments, whether or not for consecutive dividend periods, holders of the outstanding shares of Series A Preferred Stock, together with holders of any other series of our preferred stock ranking equal with the Series A Preferred Stock with similar voting rights will generally be entitled to vote for the election of two additional directors. See “Description of the Series A Preferred Stock — Voting Rights.”
Holders of the depositary shares must act through the depositary to exercise any voting rights in respect of the Series A Preferred Stock. Although each depositary share is entitled to 1/40th of a vote, the depositary can only vote whole shares of Series A Preferred Stock. While the depositary will vote the maximum number of whole shares of Series A Preferred Stock in accordance with the instructions it receives, any remaining votes of holders of the depositary shares will not be voted.
Additional offerings of debt, which would be senior to the Series A Preferred Stock upon liquidation, or equity securities may adversely affect the market price of the depositary shares.
We may attempt to increase our capital resources in the future or, if regulatory capital ratios fall below the required minimums, we could be forced to raise additional capital by making additional offerings of debt or equity securities, including senior or subordinated notes, preferred stock, securities convertible into preferred stock or common stock, and common stock. Upon liquidation, holders of our debt securities and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of the Series A Preferred Stock.
We cannot assure you that a liquid trading market for the depositary shares will develop or be maintained, and you may find it difficult to sell your depositary shares.
The depositary shares are a new issue with no established trading market. We have applied to list the depositary shares on the NYSE under the symbol “SIPrA.” However, there is no guarantee that we will be able to list the depositary shares. If approved, we expect trading of the depositary shares on the NYSE to begin within the 30-day period after the original issue date. Even if the depositary shares are listed, there may be little or no secondary market for the depositary shares. The underwriters have advised us that they intend to make a market in the depositary shares. However, they are not obligated to do so, and may discontinue any market making in the depositary shares at any time in their sole discretion. Even if a secondary market for the depositary shares develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices in any secondary market could be substantial. We cannot assure you that you will be able to sell your depositary shares at a particular time or that the price you receive when you sell will be favorable.
The amount of your liquidation preference is fixed and you have no right to receive any greater payment.
The payment due upon liquidation is fixed at the liquidation preference of $25 per depositary share, plus an amount equal to all declared and unpaid dividends thereon to, but not including, the date of liquidation. If, in the case of our liquidation, there are remaining assets to be distributed after payment of this amount, you have no right to receive or to participate in these amounts. In addition, if the market price of your depositary shares is greater than the liquidation preference, you have no right to receive the market price from us upon our liquidation.
General market conditions and unpredictable factors could adversely affect market prices for the depositary shares.
There can be no assurance about the market prices for the depositary shares. Several factors, many of which are beyond our control, will influence the market prices of the depositary shares. Future trading prices of the depositary shares will depend on many factors, including:
•
whether we declare or fail to declare dividends on the Series A Preferred Stock from time to time;

•
our operating performance, financial condition and prospects, or the operating performance, financial condition and prospects of our competitors;

•
our creditworthiness;

•
the ratings given to our securities by credit rating agencies, including the ratings given to the depositary shares and the Series A Preferred Stock;

•
prevailing interest rates;

•
developments in the credit, mortgage and housing markets, the markets for securities relating to mortgages or housing, and developments with respect to financial institutions generally;

•
economic, financial, geopolitical, regulatory or judicial events affecting us or the financial markets generally; and

•
the market for similar securities.

Accordingly, the depositary shares may trade at a discount to the price per share paid for such shares, whether in this offering or in the secondary market, if one develops.
Credit ratings may not reflect all risks associated with an investment in the Series A Preferred Stock and the depositary shares.
Credit rating agencies rate our Series A Preferred Stock and our depositary shares on factors that include our results of operations, actions that we take, their view of the general outlook for our industry and their view of the general outlook for the economy. Actions taken by the rating agencies can include maintaining, upgrading or downgrading the current rating or placing the Company on a watch list for possible future downgrading.
Downgrading the credit rating of our depositary shares or placing the Company on a watch list for possible future downgrading would likely increase our cost of financing, limit our access to the capital markets and have an adverse effect on the market price of our securities, including the depositary shares.
Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. The credit rating agencies also evaluate the financial services industry as a whole and may change their credit rating for us and our securities, including the depositary shares and the Series A Preferred Stock, based on their overall view of our industry. Further, a rating is not a recommendation to purchase, sell or hold any particular security, including the depositary shares. In addition, ratings do not reflect market prices or suitability of a security for a particular investor and any rating of the depositary shares or the Series A Preferred Stock may not reflect all risks related to us and our business, or the structure or market value of the depositary shares.
Additional issuances of preferred stock or securities convertible into preferred stock may further dilute existing holders of our depositary shares.
We may in the future determine that it is advisable, or we may encounter circumstances where we determine it is necessary, to issue additional shares of preferred stock, securities convertible into, exchangeable for or that represent an interest in preferred stock, or preferred stock-equivalent securities to fund strategic initiatives or other business needs or to raise additional capital. Our Board of Directors is authorized to cause us to issue one or more classes or series of preferred stock from time to time without any action on the part of our stockholders. Our Board of Directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights and preferences over our Series A Preferred Stock with respect to dividends or upon our dissolution, winding up and liquidation and other terms. Although the approval of holders of depositary shares representing interests in the Series A Preferred Stock will be needed to issue any equity security ranking above the Series A Preferred Stock, if we issue preferred stock in the future that has preference over our Series A Preferred Stock with respect to the payment of dividends or upon liquidation, or if we issue preferred stock with voting rights that dilute the voting power of the Series A Preferred Stock or depositary shares, the rights of holders of the depositary shares or the market price of our depositary shares could be adversely affected. The market price of the depositary shares could decline as a result of this offering or other offerings, as well as other sales of a large block of depositary shares, Series A Preferred Stock or similar securities in the market thereafter, or the perception that such sales could occur. Holders of the Series A Preferred Stock are not entitled to preemptive rights or other protections against dilution.
Holders of depositary shares may not be entitled to the dividends-received deduction or reduced rates applicable to qualified dividend income.
Distributions paid to corporate United States holders of the depositary shares may be eligible for the dividends-received deduction and distributions paid to non-corporate United States holders of the depositary shares may be subject to tax at the preferential tax rates applicable to “qualified dividend income” if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Although we presently have accumulated earnings and profits, we may not have sufficient current or accumulated earnings and profits during future fiscal years for the distributions on the Series A Preferred Stock (and related depositary shares) to qualify as dividends for U.S. federal income tax purposes. If any distributions on the Series A Preferred Stock (and related depositary shares) with respect to any fiscal year are not eligible for the dividends-received deduction or for the preferential tax rates applicable to “qualified dividend income” because of insufficient current or accumulated earnings and profits, the market value of the depositary shares may decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering contain forward-looking statements that are based on our beliefs and assumptions and on information currently available to our management. Discussions containing these forward-looking statements may be found, among other places, in this prospectus supplement, the accompanying prospectus, in any free writing prospectus we may authorize for use in connection with this offering, in the sections titled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K and in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 as well as any amendments thereto reflected in subsequent filings with the SEC.
Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus supplement. You should read this document completely and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify our forward-looking statements by these cautionary statements. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.
Forward-looking statements may include, but are not limited to, statements about:
•
the success of the digital currency industry, the development and acceptance of which is subject to a high degree of uncertainty, as well as the continued evolution of the regulation of this industry and uncertainty of adoption of digital currencies;

•
the success of our digital currency initiative and our ability to implement aspects of our growth strategy;

•
the concentration of our depositor relationships in the digital currency industry generally and among digital currency exchanges in particular;

•
our ability to grow or sustain our low-cost funding strategy related to the digital currency initiative;

•
system failure or cybersecurity breaches of our network security;

•
our ability to keep pace with rapid technological changes in the industry or implement new technology effectively;

•
our reliance on third-party service providers for core systems support, informational website hosting, internet services, online account opening and other processing services;

•
our reliance on third party custodians to hold bitcoin in connection with our SEN Leverage product;

•
economic conditions (including interest rate environment, government economic and monetary policies, the strength of global financial markets and inflation and deflation) that impact the financial services industry and/or our business;

•
increased competition in the financial services industry, particularly from regional and national institutions;

•
credit risks, including risks related to the significance of commercial real estate loans in our portfolio, our ability to manage our credit risk effectively and the potential deterioration of the business and economic conditions in our primary market areas;

•
results of examinations of us by our regulators, including the possibility that our regulators may, among other things, require us to increase our regulatory capital, our allowance for loan losses or to write-down assets;

•
changes in the value of collateral securing our loans;

•
our ability to protect our intellectual property and the risks we face with respect to claims and litigation initiated against us;

•
interest rate risk associated with our business, including sensitivity of our interest earning assets and interest bearing liabilities to interest rates, and the impact to our earnings from changes in interest rates;

•
our dependence on our management team and changes in management composition;

•
the effectiveness of our internal control over financial reporting and our ability to remediate any future material weakness in our internal control over financial reporting;

•
the sufficiency of our capital, including sources of capital and the extent to which we may be required to raise additional capital to meet our goals;

•
potential exposure to fraud, negligence, computer theft and cyber-crime and other disruptions in our computer systems relating to our development and use of new technology platforms;

•
the adequacy of our risk management framework;

•
our involvement from time to time in legal proceedings, examinations and remedial actions by regulators;

•
changes in the laws, rules, regulations, interpretations or policies relating to financial institution, accounting, tax, trade, monetary and fiscal matters;

•
the financial soundness of other financial institutions; and

•
natural disasters and adverse weather, acts of terrorism, an outbreak of hostilities or other international or domestic calamities, and other matters beyond our control.

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 pandemic on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be fully reopened. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to fully reopen as planned, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of the decline in the Federal Reserve’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income; our cybersecurity risks are increased as the result of an increase in the number of employees working remotely; and FDIC premiums may increase if the agency experiences additional resolution costs.
In some cases, you can identify forward-looking statements by terminology such as “anticipates,” “aspires,” “believes,” “can,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” or “would,” or similar expressions and the negatives of those terms. These statements reflect our current views with respect to future events, are based on assumptions and are subject to known and unknown risks, uncertainties, and other factors, which may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. We discuss in greater detail, and incorporate by reference into this prospectus supplement in their entirety, many of these risks and uncertainties under the section titled “Risk Factors” contained in this prospectus supplement, the accompanying prospectus, in any free writing prospectus we may authorize for use in connection with a specific offering and in our most recent Annual Report on Form 10-K, as well as any amendments thereto reflected in subsequent filings. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus supplement, the accompanying prospectus, together with the documents that are incorporated by reference herein and therein, and any free writing prospectus we have authorized for use in connection with a specific offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus supplement, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

USE OF PROCEEDS
We expect to receive net proceeds from this offering of approximately $      million (or approximately $      million if the underwriters exercise in full their over-allotment option to purchase additional depositary shares), after the deduction of the underwriting discount and estimated expenses payable by us. We intend to use net proceeds to us from this offering to further supplement the regulatory capital levels of the Company and the Bank and for other general corporate purposes, which may include providing capital to support the Company’s growth organically or through strategic acquisitions, and other growth initiatives, including the Bank’s SEN Leverage product, custody and other digital asset services. The precise amounts and timing of the application of proceeds will depend on the requirements of the Company and the Bank.

CAPITALIZATION
The following table sets forth, on a consolidated basis, our capitalization, including regulatory capital ratios as of March 31, 2021:
•
on an actual basis, and

•
on an as-adjusted basis to give effect to the sale of                 depositary shares, representing shares of Series A Preferred Stock, offered hereby (assuming the underwriters do not exercise their option to purchase additional shares), after deducting the underwriting discount and estimated offering expenses payable by us;

You should read this table in conjunction with “Use of Proceeds” in this prospectus supplement as well as our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our condensed consolidated financial statements, including the related notes, incorporated by reference into this prospectus supplement and the accompanying prospectus from our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021.
	As of March 31, 2021
	Actual	As adjusted
	(unaudited) (in thousands, except per share data)
Cash and cash equivalents	$4,331,522	$
Long-term debt:
Subordinated debentures, net	$15,834	$
Total long-term debt	$15,834	$
Shareholders’ equity:
Series A Preferred Stock, $1,000 liquidation preference per share no shares outstanding (actual); and outstanding (as adjusted)	—
Class A common stock, $0.01 par value per share, 125,000 shares authorized, 24,820 shares outstanding at March 31, 2021 and 24,820 shares outstanding as adjusted	248
Class B non-voting common stock, $0.01 par value per share, 25,000 shares authorized, no shares outstanding at March 31, 2021 and no shares outstanding as adjusted	—
Additional paid-in capital	551,798
Retained earnings	131,058
Accumulated other comprehensive income	30,517
Total shareholders’ equity	713,621
Total capitalization	$729,455	$
Company capital ratios: (1)
Tier 1 leverage ratio	9.68%		%
Common equity tier 1 capital ratio	53.03%		%
Tier 1 capital to risk-weighted assets	54.23%		%
Total Risk-based capital ratio	54.79%		%
Total shareholders’ equity to total assets	9.20%		%

(1)
For purposes of this table, we have assumed that the net proceeds of this offering will be invested in securities which carry no risk weighting for purposes of all adjusted risk-based capital ratios.

DESCRIPTION OF THE SERIES A PREFERRED STOCK
The following is a brief description of the material terms of the Series A Preferred Stock. The following description does not purport to be complete in all respects, and is qualified in its entirety by reference to the pertinent sections of our Articles of Incorporation, as amended (the “Articles of Incorporation”), including the Articles Supplementary relating to the Series A Preferred Stock (the “Articles Supplementary”), copies of which are available upon request from us, and the applicable provisions of the Maryland General Corporation Law.
General
The Series A Preferred Stock is a single series of our authorized preferred stock. We are offering           depositary shares (or           depositary shares, if the underwriters exercise their option to purchase additional depositary shares in full), representing fractional interests in           shares of the Series A Preferred Stock (or                 shares of the Series A Preferred Stock if the underwriters exercise their option in full) by this prospectus supplement and the accompanying prospectus. Shares of the Series A Preferred Stock, upon issuance against full payment of the purchase price for the depositary shares, will be fully paid and nonassessable. The depositary will be the sole holder of shares of the Series A Preferred Stock, and all references in this prospectus supplement to the holders of the Series A Preferred Stock shall mean the depositary. The holders of depositary shares will be entitled through the depositary to exercise their proportional rights and preferences of the Series A Preferred Stock, as described in the section entitled “Description of the Depositary Shares” in this prospectus supplement.
The Series A Preferred Stock will not be convertible into, or exchangeable for, shares of our common stock or any other class or series of other securities of the Company. The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or other obligation of the Company to redeem, retire or repurchase the Series A Preferred Stock. The Series A Preferred Stock represents non-withdrawable capital, will not be an account of an insurable type, and will not be insured or guaranteed by the FDIC or any other governmental agency or instrumentality.
The number of designated shares of the Series A Preferred Stock initially is           and the “stated amount” per share is $1,000. The number of designated shares may from time to time be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by resolution of our Board of Directors (or a duly authorized committee thereof), without the vote or consent of the holders of the Series A Preferred Stock. Shares of Series A Preferred Stock that are redeemed, purchased or otherwise acquired by us will be cancelled and shall revert to authorized but unissued shares of preferred stock undesignated as to series. We have the authority to issue fractional shares of Series A Preferred Stock.
We reserve the right to re-open this series and issue additional shares of the Series A Preferred Stock and the related depositary shares either through public or private sales at any time and from time to time without notice to or the consent of holders of the Series A Preferred Stock, provided that such additional shares of Series A Preferred Stock will only be issued if they are fungible with the original shares for United States federal income tax purposes. The additional shares of Series A Preferred Stock and the related depositary shares will form a single series with the Series A Preferred Stock and the related depositary shares, respectively, offered by this prospectus supplement. Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock, except that shares of Series A Preferred Stock issued in connection with the exercise by the underwriters of their option to purchase additional depositary shares may be issued within 30 days of the date of this prospectus supplement, and those shares will be entitled to dividends, if any, from the date of original issuance of the Series A Preferred Stock.
Ranking
With respect to the payment of dividends by, and distributions of assets upon any liquidation, dissolution or winding up of, the Company, the Series A Preferred Stock will rank:
•
senior to our common stock and any class or series of our stock that ranks junior to the Series A Preferred Stock in the payment of dividends or in the distribution of assets upon our liquidation, dissolution or winding up (“junior stock”);

•
senior to or on a parity with each other series of our preferred stock we may issue (except for any senior series that may be issued upon the requisite vote or consent of the holders of at least two-thirds of the shares of the Series A Preferred Stock at the time outstanding and entitled to vote, voting together as a single class with any other series of preferred stock entitled to vote thereon (to the exclusion of all other series of preferred stock), as provided in the articles supplementary relating to such preferred stock or otherwise; and

•
junior to all existing and future indebtedness and other non-equity claims on us.

Dividends
General
Dividends on the Series A Preferred Stock will not be cumulative or mandatory. If our Board of Directors, or a duly authorized committee thereof, does not declare a dividend on the Series A Preferred Stock in respect of a dividend period, then no dividend shall be deemed to be payable for such dividend period, or be cumulative, and we will have no obligation to pay any dividend for that dividend period, whether or not our Board of Directors, or a duly authorized committee thereof, declares a dividend on the Series A Preferred Stock or any other class or series of our capital stock for any future dividend period. A “dividend period” is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period will commence on and include the original issue date of the Series A Preferred Stock.
Holders of Series A Preferred Stock will be entitled to receive, when, as and if declared by our Board of Directors, or a duly authorized committee thereof, only out of funds legally available for the payment of dividends, non-cumulative cash dividends payable on the stated amount of $1,000 per share at a rate of    % per annum, and no more, payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year (each such date, a “dividend payment date”), with respect to the dividend period (or portion thereof) ending on the day preceding such respective dividend payment date. In the event that we issue additional shares of Series A Preferred Stock after the original issue date, those shares will be entitled to dividends that are declared on or after the date they are issued, provided that any shares of Series A Preferred Stock issued in connection with the exercise by the underwriters of their option to purchase additional depositary shares may be issued within 30 days of the date of this prospectus supplement, and those shares will be entitled to dividends, if any, from the date of original issuance of the Series A Preferred Stock.
If any dividend payment date is not a business day, then the applicable dividend will be paid on the next business day without any adjustment to, or interest on, the amount of dividends paid. We will not pay interest or any sum of money instead of interest on any dividend, or in lieu of dividends not declared. A business day means any weekday that is not a legal holiday in New York, New York, and is not a day on which banking institutions in New York, New York or La Jolla, California, are closed.
Dividends will be payable to holders of record of Series A Preferred Stock as they appear on our stock register on the applicable record date, which shall be the 15th calendar day before the applicable dividend payment date, or such other record date, not exceeding 60 days nor less than 10 days before the applicable dividend payment date, as shall be fixed by our Board of Directors, or a duly authorized committee thereof, in advance of payment of each particular dividend. The corresponding record dates for the depositary shares will be the same as the record dates for the Series A Preferred Stock.
Dividends payable on the Series A Preferred Stock will be calculated for each dividend period (or portion thereof) on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Series A Preferred Stock will cease to accrue on the redemption date, if any, as described below under “— Redemption,” unless we default in the payment of the redemption price of the shares of the Series A Preferred Stock called for redemption.
Restrictions on Dividends, Redemptions and Repurchases
Under Maryland law, subject to limited exceptions relating to our net earnings in specified periods, we may declare or pay dividends on the Series A Preferred Stock only if, after payment of such dividends, we would be able to pay our indebtedness as it becomes due in the usual course of business and only to the extent by which our total assets after payment of such dividends exceed the sum of our total liabilities. When the need to make these determinations arises, our Board of Directors will determine the amount of our total assets, total liabilities and liquidation preference amount with regard to outstanding shares of Series A Preferred Stock in accordance with Maryland law.
The Company’s ability to pay dividends on the Series A Preferred Stock also depends on the ability of the Bank to pay dividends to the Company. The ability of the Company and the Bank to pay dividends in the future is subject to bank regulatory requirements and capital guidelines and policies established by the Federal Reserve and the DFPI, as applicable.
So long as any share of Series A Preferred Stock remains outstanding, unless dividends on all outstanding shares of Series A Preferred Stock for the most recently completed dividend period have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment:
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no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any junior stock (other than (i) a dividend payable solely in junior stock or (ii) any dividend in connection with the implementation of a stockholders’ rights plan, or the redemption or repurchase of any rights under any such plan);

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no monies may be paid or made available for a sinking fund for the redemption or retirement of any junior stock nor shall any shares of junior stock be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly, during a dividend period (other than (i) as a result of a reclassification of junior stock for or into other junior stock, (ii) the exchange or conversion of one share of junior stock for or into another share of junior stock, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock, (iv) purchases, redemptions or other acquisitions of shares of the junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to or during the most recently completed preceding dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged or (vii) the acquisition by us or any of our subsidiaries of record ownership in junior stock for the beneficial ownership of any other persons (other than for the beneficial ownership by us or any of our subsidiaries), including as trustees or custodians, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us; and

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no monies may be paid or made available for a sinking fund for the redemption or retirement of any parity stock nor shall any shares of parity stock, be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly, during a dividend period (other than (i) any purchase or other acquisition of shares of Series A Preferred Stock and parity stock in accordance with a purchase offer made in writing or by publication (as determined by our Board of Directors, or a duly authorized committee thereof), to all holders of such shares on such terms as our Board of Directors (or a duly authorized committee thereof), after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes, (ii) as a result of a reclassification of parity stock for or into other parity stock, (iii) the exchange or conversion of parity stock for or into other parity stock or junior stock, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of parity stock, (v) purchases of shares of parity stock pursuant to a contractually binding requirement to buy parity stock existing prior to or during the preceding dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of parity stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, or (vii) the acquisition by us or any of our subsidiaries of record ownership in parity stock for the beneficial ownership of any other persons (other than for the beneficial ownership by us or any of our subsidiaries), including as trustees or custodians).

If our Board of Directors (or a duly authorized committee thereof) elects to declare only partial instead of full dividends for a dividend payment date and the related dividend period on the shares of Series A Preferred Stock or any class or series of our stock that ranks on a parity with the Series A Preferred Stock in the payment of current dividends, then, to the extent permitted by the terms of the Series A Preferred Stock and each outstanding series of dividend parity stock, such partial dividends shall be declared on shares of Series A Preferred Stock and dividend parity stock, and dividends so declared shall be paid, as to any such dividend payment date and related dividend period in amounts such that the ratio of the partial dividends declared and paid on each such series to full dividends on each such series is the same. As used in this paragraph, “full dividends” means, as to any dividend parity stock that bears dividends on a cumulative basis, the amount of dividends that would need to be declared and paid to bring such dividend parity stock current in dividends, including undeclared dividends for past dividend periods. To the extent a dividend period with respect to the Series A Preferred Stock or any series of dividend parity stock (in either case, the “first series”) coincides with more than one dividend period with respect to another series as applicable (in either case, a “second series”), then, for purposes of this paragraph, our Board of Directors (or a duly authorized committee thereof) may, to the extent permitted by the terms of each affected series, treat such dividend period for the first series as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to the second series, or may treat such dividend period(s) with respect to any dividend parity stock and dividend period(s) with respect to the Series A Preferred Stock for purposes of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such dividend parity stock and the Series A Preferred Stock.
As used in this prospectus supplement, “parity stock” means any other class or series of stock of the Company that ranks on a parity with the Series A Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Company. As used in this prospectus supplement, “dividend parity stock” means any class or series of our stock that ranks on a parity with the Series A Preferred Stock in the payment of current dividends. As of the date of this prospectus supplement, there are no series of parity stock outstanding. See “— Other Preferred Stock” below.
As used in this prospectus supplement, “senior stock” means any other class or series of stock of the Company ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Company. As of the date of this prospectus supplement, there are no series of senior stock outstanding. See “— Other Preferred Stock” below.
Subject to the considerations described above, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by our Board of Directors, or a duly authorized committee thereof, may be declared and paid on our common stock and any other junior stock from time to time out of any assets legally available for such payment, and the holders of Series A Preferred Stock shall not be entitled to participate in any such dividend.
Dividends on the Series A Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with applicable laws and regulations, including applicable capital adequacy rules.
Redemption
Optional Redemption
The Series A Preferred Stock is perpetual and has no maturity date. The Series A Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. We may redeem the Series A Preferred Stock at our option, in whole or in part, from time to time, on any dividend payment date on or after August 15, 2026, at a redemption price equal to the stated amount of $1,000 per share (equivalent to $25 per depositary share), together (except as otherwise provided herein) with any declared and unpaid dividends, without regard to any undeclared dividends, to but excluding the redemption date. Neither the holders of Series A Preferred Stock nor holders of depositary shares will have the right to require the redemption or repurchase of the Series A Preferred Stock, and should not expect such redemption or repurchase. Notwithstanding the foregoing, we may not redeem shares of the Series A Preferred Stock without having received the prior approval of the “appropriate federal banking agency” with respect to us, as defined in Section 3(q) of the Federal Deposit Insurance Act, or any successor provision (the “appropriate federal banking agency”), if then required under capital rules applicable to us. Our appropriate federal banking agency is the Federal Reserve.
Redemption Following a Regulatory Capital Treatment Event
We may redeem shares of the Series A Preferred Stock at any time within 90 days following a regulatory capital treatment event, in whole but not in part, at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), together (except as otherwise provided herein) with any declared and unpaid dividends, without regard to any undeclared dividends, to but excluding the redemption date. Such redemption shall be subject to prior approval of the Federal Reserve, if the Series A Preferred Stock is capital for bank regulatory purposes or such approval is otherwise required.
A “regulatory capital treatment event” means the good faith determination by the Company that, as a result of (i) any amendment to, or change in, the laws, rules or regulations of the United States (including, for avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series A Preferred Stock, (ii) any proposed change in those laws, rules or regulations that is announced or becomes effective after the initial issuance of any share of the Series A Preferred Stock, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations or policies with respect thereto that is announced after the initial issuance of any share of the Series A Preferred Stock, there is more than an insubstantial risk that the Company will not be entitled to treat the full stated amount of $1,000 per share of Series A Preferred Stock then outstanding as Tier 1 Capital (or its equivalent) for purposes of the capital adequacy rules of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of Series A Preferred Stock is outstanding. Dividends will cease to accrue on those shares on the redemption date.
Redemption Procedures
If shares of the Series A Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on our books, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the Series A Preferred Stock or any depositary shares representing interests in the Series A Preferred Stock are held in book-entry form through DTC or any other similar facility, we may give such notice at such time and in any manner permitted by such facility). Any notice delivered as provided in this paragraph shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the delivery thereof, to any holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. Each notice of redemption will include a statement setting forth:
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the redemption date;

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the number of shares of the Series A Preferred Stock to be redeemed and, if less than all the shares held by the holder are to be redeemed, the number of shares of Series A Preferred Stock to be redeemed from the holder;

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the redemption price;

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the place or places where the certificates evidencing shares of Series A Preferred Stock are to be surrendered for payment of the redemption price; and

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that dividends on such shares will cease to accrue on the redemption date.

If notice of redemption of any shares of Series A Preferred Stock has been duly given and if on or before the redemption date specified in the notice all funds necessary for such redemption have been irrevocably set aside by us separate and apart from our other assets, in trust for the pro rata benefit of the holders of any shares of Series A Preferred Stock so called for redemption so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation in the case that the shares of Series A Preferred Stock are issued in certificated form, on and after the redemption date, unless we default in the payment of the redemption price of the shares of the Series A Preferred Stock called for redemption, dividends will cease to accrue on all shares of Series A Preferred Stock so called for redemption, and all such shares of Series A Preferred Stock so called for redemption shall no longer be deemed outstanding and all rights of the holders of such shares with respect to such shares will terminate, including rights described under “— Voting Rights” below, except the right to receive the amount payable on such redemption, without interest. Any funds unclaimed at the end of two years from the redemption date, to the extent permitted by law, shall be released from the trust so established and may be commingled with our other funds, and after that time the holders of the shares so called for redemption shall look only to us for payment of the redemption price of such shares. See “Description of Depositary Shares” in this prospectus supplement for information about redemption of the depositary shares relating to the Series A Preferred Stock.
The redemption price for any shares of Series A Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to us or our agent, if the shares of Series A Preferred Stock are issued in certificated form. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the applicable record date for a dividend period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such record date relating to the applicable dividend payment date.
In case of any redemption of only part of the shares of the Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata or by lot. Subject to the provisions hereof (or, if the Depositary Shares are issued or held in book-entry form through DTC or another facility, in accordance with the procedures of such facility), our Board of Directors, or a duly authorized committee thereof, shall have full power and authority to prescribe the terms and conditions upon which shares of Series A Preferred Stock shall be redeemed from time to time. If we shall have issued certificates for the Series A Preferred Stock and fewer than all shares represented by any certificates are redeemed, new certificates shall be issued representing the unredeemed shares without charge to the holders thereof.
Under the Federal Reserve’s current capital regulations applicable to bank holding companies, any redemption of the Series A Preferred Stock is subject to prior approval by the Federal Reserve and the Company must either replace the shares to be redeemed with an equal amount of Tier 1 Capital or additional Tier 1 Capital or demonstrate to the Federal Reserve that the Company will continue to hold capital commensurate with its risk. See “Risk Factors — We may be able to redeem the Series A Preferred Stock prior to August 15, 2026. On or after August 15, 2026, we may redeem the Series A Preferred Stock on any dividend payment date.” Any redemption of the Series A Preferred Stock is subject to our receipt of any required prior approval by the Federal Reserve and to the satisfaction of any conditions set forth by the Federal Reserve applicable to redemption of the Series A Preferred Stock.
The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Neither the holders of the Series A Preferred Stock nor the holders of the related depositary shares have the right to require the redemption or repurchase of the Series A Preferred Stock.
Liquidation Rights
In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, before any distribution or payment out of our assets may be made to or set aside for the holders of any junior stock, holders of the Series A Preferred Stock are entitled to receive out of our assets legally available for distribution to our stockholders (i.e., after satisfaction of all our liabilities to creditors, if any) an amount equal to the stated amount of $1,000 per share (equivalent to $25 per depositary share), together with any declared and unpaid dividends, without regard to any undeclared dividends, to but excluding the date of such payment (the “liquidation preference”). Holders of the Series A Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidating distribution.
In any such distribution, if the assets of the Company are not sufficient to pay the liquidation preference in full to all holders of the Series A Preferred Stock and all holders of any class or series of our stock that ranks on parity with the Series A Preferred Stock in the distribution of assets on liquidation (“liquidation preference parity stock”), the amounts paid to the holders of Series A Preferred Stock and to the holders of all liquidation preference parity stock will be paid pro rata in accordance with the respective aggregate liquidation preferences of the Series A Preferred Stock and all such liquidation preference parity stock. In any such distribution, the “liquidation preference” of any holder of our stock other than the Series A Preferred Stock means the amount otherwise payable to such holder in such distribution (assuming no limitation on our assets available for such distribution), including an amount equal to any declared but unpaid dividends in the case of any holder or stock on which dividends accrue on a noncumulative basis and, in the case of any holder of stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not earned or declared, as applicable. If the liquidation preference has been paid in full to all holders of Series A Preferred Stock and all holders of any liquidation preference parity stock, the holders of our junior stock will be entitled to receive all remaining assets of the Company according to their respective rights and preferences.
For purposes of this section, the merger, consolidation or other business combination of the Company with any other entity, including a transaction in which the holders of Series A Preferred Stock receive cash, securities or property for their shares, or the sale, lease, conveyance, transfer or exchange of all or substantially all of the assets of the Company for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of the Company.
Because we are a holding company, our rights and the rights of our creditors and our stockholders, including the holders of the Series A Preferred Stock, to participate in the distribution of assets of any of our subsidiaries upon that subsidiary’s liquidation or recapitalization may be subject to the prior claims of that subsidiary’s creditors, except to the extent that we are a creditor with recognized claims against the subsidiary.
Voting Rights
Except as provided below or otherwise required by law, the holders of the Series A Preferred Stock will have no voting rights.
Right to Elect Two Directors upon Nonpayment of Dividends
If and whenever dividends payable on Series A Preferred Stock or any class or series of parity stock having voting rights equivalent to those described in this paragraph (“voting parity stock”), have not been declared and paid (or, in the case of voting parity stock bearing dividends on a cumulative basis, shall be in arrears) in an aggregate amount equal to full dividends for at least six quarterly dividend periods or their equivalent, whether or not consecutive (a “nonpayment event”), the number of directors on the Board of Directors shall automatically be increased by two and the holders of Series A Preferred Stock, together with the holders of any outstanding voting parity stock then entitled to vote for additional directors, voting together as a single class in proportion to their respective stated amounts, shall be entitled to elect by a plurality of the votes cast the two additional directors (the “preferred stock directors”); provided that the election of any such directors shall not cause us to violate the corporate governance requirement of NYSE (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors and provided further that our Board of Directors shall at no time include more than two preferred stock directors (including, for purposes of this limitation, all directors that the holders of any series of voting preferred stock are entitled to elect pursuant to like voting rights).
In the event that the holders of Series A Preferred Stock and such other holders of voting parity stock shall be entitled to vote for the election of the preferred stock directors following a nonpayment event, such directors shall be initially elected following such nonpayment event only at a special meeting called at the request of the holders of record of at least 10% of the stated amount of the Series A Preferred Stock and each other series of voting parity stock then outstanding (unless such request for a special meeting is received less than 90 days before the date fixed for the next annual or special meeting of our stockholders, in which event such election shall be held only at such next annual or special meeting of stockholders), and at each subsequent annual meeting of our stockholders. Such request to call a special meeting for the initial election of the preferred stock directors after a nonpayment event shall be made by written notice, signed by the requisite holders of Series A Preferred Stock or voting parity stock, and delivered to our Corporate Secretary in such manner as provided for in the Articles Supplementary, or as may otherwise be required or permitted by applicable law. If our Corporate Secretary fails to call a special meeting for the election of the preferred stock directors within 20 days of receiving proper notice, any holder of Series A Preferred Stock or voting parity stock may call such a meeting at our expense solely for the election of the preferred stock directors, and for this purpose and no other (unless provided otherwise by applicable law) such Series A Preferred Stock holder shall have access to our stock ledger.
Any preferred stock director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Series A Preferred Stock and voting parity stock, voting together as a single class in proportion to their respective stated amounts. The preferred stock directors elected at a special meeting shall hold office until the next annual meeting of the stockholders if such office shall not have previously terminated as described below. In case any vacancy shall occur among the preferred stock directors, a successor shall be elected by our Board of Directors to serve until the next annual meeting of the stockholders on the nomination of the then remaining preferred stock director or, if no preferred stock director remains in office, by a plurality of the votes cast by the holders of record of the outstanding shares of Series A Preferred Stock and such voting parity stock for which dividends have not been paid, voting as a single class in proportion to their respective stated amounts, provided that the election of any such directors shall not cause us to violate the corporate governance requirement of NYSE (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors. The preferred stock directors shall each be entitled to one vote per director on any matter that shall come before our Board of Directors for a vote.
When (i) dividends have been paid (or declared and a sum sufficient for payment thereof set aside) in full on the Series A Preferred Stock on four consecutive dividend payment dates following a nonpayment event and (ii) the rights of holders of any voting parity stock to participate in electing the preferred stock directors shall have ceased, the right of holders of the Series A Preferred Stock to participate in the election of preferred stock directors shall cease (but subject always to the revesting of such voting rights in the case of any future nonpayment event), the terms of office of all the preferred stock directors shall immediately terminate, and the number of directors constituting our Board of Directors shall automatically be reduced accordingly. In determining whether dividends have been paid for at least four consecutive quarterly dividend periods following a nonpayment event, we may take account of any dividend we elect to pay for any dividend period after the regular dividend payment date for that period has passed.
In addition, if and when the rights of holders of Series A Preferred Stock terminate for any reason, including under circumstances described above under “— Redemption,” such voting rights shall terminate along with the other rights (except, if applicable, the right to receive the redemption price, together with any declared and unpaid dividends, without regard to any undeclared dividends, to but excluding the redemption date) and the terms of any additional directors elected by the holders of Series A Preferred Stock and any voting parity stock shall terminate automatically and the number of directors reduced by two, assuming that the rights of holders of voting parity stock have similarly terminated.
Under regulations adopted by the Federal Reserve, if the holders of any series of preferred stock (including the Series A Preferred Stock) are or become entitled to vote for the election of directors, such series, along with any other holders of stock that are entitled to vote for the election of directors with that series, will be deemed a class of voting securities. A company holding 25% or more of that class, or less if it otherwise exercises a “controlling influence” over us, will be subject to regulation as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). In addition, at the time the series is deemed a class of voting securities, any other bank holding company will be required to obtain the prior approval of the Federal Reserve under the BHC Act to acquire or retain more than 5% of that class. Any other person (other than a bank holding company) will be required to obtain the non-objection of the Federal Reserve under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of that class.
Other Voting Rights
So long as any shares of Series A Preferred Stock remain outstanding, in addition to any other vote or consent of stockholders required by law or our Articles of Incorporation, the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of the Series A Preferred Stock, voting together with any other series of preferred stock that would be adversely affected in substantially the same manner and entitled to vote as a single class in proportion to their respective stated amounts (to the exclusion of all other series of preferred stock), given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary to:
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amend or alter our Articles of Incorporation to authorize or increase the authorized amount of, or issue shares of, any class or series of our capital stock ranking prior to the Series A Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Company, or issue any obligation or security convertible into or evidencing the right to purchase any such shares;

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amend, alter or repeal the provisions of our Articles of Incorporation so as to materially and adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock, taken as a whole; provided, however, that any amendment to authorize or create, or increase the authorized amount of, any class or series of stock that does not rank senior to the Series A Preferred Stock in either payment of dividends (whether such dividends are cumulative or non-cumulative) or in the distribution of assets upon liquidation, dissolution or winding up of the Company will not be deemed to affect adversely the powers, preferences, privileges or rights of the Series A Preferred Stock; or

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consummate (i) a binding share-exchange or reclassification involving the Series A Preferred Stock or (ii) a merger or consolidation of the Company with or into another entity (whether or not a corporation), unless in each case (A) the shares of the Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, the Series A Preferred Stock is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent and (B) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and restrictions and limitations thereof, of the Series A Preferred Stock immediately prior to such consummation, taken as a whole.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of preferred stock (including the Series A Preferred Stock for this purpose), then only the series affected and entitled to vote shall vote to the exclusion of all other series of preferred stock. If all series of preferred stock are not equally affected by the proposed amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above, there shall be required a two-thirds approval of each series that will have a diminished status.
Without the consent of the holders of the Series A Preferred Stock, so long as such action does not adversely affect the rights, preferences, privileges and voting powers of the Series A Preferred Stock, we may amend, alter, supplement or repeal any terms of the Series A Preferred Stock:
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to cure any ambiguity, or to cure, correct or supplement any provision contained in the Articles Supplementary for the Series A Preferred Stock that may be defective or inconsistent; or

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to make any provision with respect to matters or questions arising with respect to the Series A Preferred Stock that is not inconsistent with the provisions of the Articles Supplementary.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption on proper notice and sufficient funds have been set aside by us for the benefit of the holders of the Series A Preferred Stock to effect the redemption.
Other Preferred Stock
Our Articles of Incorporation authorizes our Board of Directors to create and provide for the issuance of one or more series of preferred stock, par value $0.01 per share, without the approval of our stockholders. Our Board of Directors or a duly authorized committee thereof can also determine the terms, including the designations, powers, preferences and rights (including conversion, voting and other rights) and the qualifications, limitations or restrictions, of any preferred stock. Our Articles of Incorporation authorizes 10,000,000 shares of preferred stock, par value $0.01 per share, which may be designated and issued in one or more series.
Depositary Agent, Transfer Agent and Registrar
American Stock Transfer & Trust Company, LLC will be the depositary and transfer agent and registrar for the Series A Preferred Stock. We may, in our sole discretion, remove the depositary in accordance with the agreement between us and the depositary; provided that we will use our best efforts to ensure that there is, at all relevant times when the Series A Preferred Stock is outstanding, a person or entity appointed and serving as transfer agent and/or registrar. The transfer agent and/or registrar may be a person or entity affiliated with us.
Preemptive and Conversion Rights
The holders of the Series A Preferred Stock do not have any preemptive rights. The Series A Preferred Stock is not convertible into or exchangeable for property or shares of any other series or class of our capital stock.

DESCRIPTION OF THE DEPOSITARY SHARES
The following description summarizes specific terms and provisions of the depositary shares relating to the Series A Preferred Stock.
General
This prospectus supplement summarizes specific terms and provisions of the depositary shares relating to our Series A Preferred Stock. As described above under “Description of the Series A Preferred Stock”, we are issuing depositary shares representing proportional fractional interests in shares of the Series A Preferred Stock. Each depositary share represents a 1/40th ownership interest in a share of Series A Preferred Stock and will be evidenced by depositary receipts. We will deposit the underlying shares of the Series A Preferred Stock with a depositary pursuant to a deposit agreement among us, American Stock Transfer & Trust Company, LLC, acting as depositary, and the holders from time to time of the depositary receipts evidencing the depositary shares (the “Deposit Agreement” ). Subject to the terms of the Deposit Agreement, each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Series A Preferred Stock represented by such depositary share, to all the rights and preferences of the Series A Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).
In this prospectus supplement, references to “holders” of depositary shares mean those who own depositary shares registered in their own names on the books that we or the depositary maintain for this purpose, and not indirect holders who own beneficial interests in depositary shares registered in street name or issued in book-entry form through DTC. Please review the special considerations that apply to indirect holders described in the section entitled “Book-Entry Issuance” in this prospectus supplement.
Immediately following the issuance of the Series A Preferred Stock, we will deposit the Series A Preferred Stock with the depositary, which will then issue the depositary shares to the underwriters. Copies of the forms of Deposit Agreement and the depositary receipt may be obtained from us upon request and in the manner described in the section entitled “Where You Can Find Additional Information” in this prospectus supplement.
Amendment and Termination of the Deposit Agreement
We may amend the form of depositary receipt evidencing the depositary shares and any provision of the Deposit Agreement at any time and from time to time by agreement with the depositary without the consent of the holders of depositary receipts. However, any amendment that will materially and adversely alter the rights of the holders of depositary receipts will not be effective unless the holders of at least two-thirds of the affected depositary shares then outstanding approve the amendment. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipts, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.
We will make no amendment that impairs the right of any holder of depositary shares to receive shares of the Series A Preferred Stock and any money or other property represented by those depositary shares, except in order to comply with mandatory provisions of applicable law or the rules and regulations of any governmental body, agency, or commission, or applicable securities exchange.
The Deposit Agreement may be terminated:
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if all outstanding depositary shares have been redeemed pursuant to the Deposit Agreement;

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if there shall have been a final distribution made in respect of the Series A Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of depositary receipts representing depositary shares pursuant to the terms of the Deposit Agreement; or

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upon the consent of holders of depositary receipts representing in the aggregate not less than two-thirds of the depositary shares outstanding.

We may terminate the Deposit Agreement at any time, and the depositary will give notice of that termination to the holders of all outstanding depositary receipts not less than 30 days before the termination date. In that event, the depositary will deliver or make available for delivery to holders of depositary shares, upon surrender of the depositary receipts evidencing the depositary shares, the number of whole or fractional shares of the Series A Preferred Stock as are represented by those depositary shares.
Dividends and Other Distributions
Each dividend payable on a depositary share will be in an amount equal to 1/40th of the dividend declared and payable on the related share of the Series A Preferred Stock.
The depositary will distribute any cash dividends or other cash distributions received in respect of the deposited Series A Preferred Stock to the record holders of depositary shares relating to the underlying Series A Preferred Stock in proportion to the number of depositary shares held by the holders. If the Company makes a distribution other than in cash, the depositary will distribute any property received by it to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares.
Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the Series A Preferred Stock.
The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange or withdrawal of any depositary shares or the shares of the Series A Preferred Stock until such taxes or other governmental charges are paid.
Redemption of Depositary Shares
If we redeem the Series A Preferred Stock represented by the depositary shares, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the Series A Preferred Stock held by the depositary. The redemption price per depositary share is expected to be equal to 1/40th of the redemption price per share payable with respect to the Series A Preferred Stock (or $25 per depositary share), plus any declared and unpaid dividends, without regard to any undeclared dividends, to, but excluding, the redemption date, on the shares of the Series A Preferred Stock.
Whenever we redeem shares of Series A Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing shares of Series A Preferred Stock so redeemed. If fewer than all of the outstanding depositary shares are redeemed, the depositary will select the depositary shares to be redeemed pro rata or by lot. In any case, the depositary will redeem the depositary shares only in increments of 40 depositary shares and any integral multiple thereof. The depositary will provide notice of redemption to record holders of the depositary receipts not less than 30 and not more than 60 days prior to the date fixed for redemption of the Series A Preferred Stock and the related depositary shares.
Voting of the Series A Preferred Stock
Because each depositary share represents a 1/40th interest in a share of the Series A Preferred Stock, holders of depositary receipts will be entitled to 1/40th of a vote per depositary share under those limited circumstances in which holders of the Series A Preferred Stock are entitled to a vote, as described above in “Description of the Series A Preferred Stock — Voting Rights.”
When the depositary receives notice of any meeting at which the holders of the Series A Preferred Stock are entitled to vote, the depositary will mail (or otherwise transmit by an authorized method) the information contained in the notice to the record holders of the depositary shares relating to the Series A Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Series A Preferred Stock, may instruct the depositary to vote the amount of the Series A Preferred Stock represented by the holder’s depositary shares. To the extent possible, the depositary will vote the amount of the Series A Preferred Stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the Series A Preferred Stock, it will vote all depositary shares held by it proportionately with instructions received.
Depositary Agent, Transfer Agent and Registrar
American Stock Transfer & Trust Company, LLC will be the depositary and transfer agent and registrar for the depositary shares. We may, in our sole discretion, remove the depositary in accordance with the agreement between us and the depositary; provided that we will appoint a successor depositary who will accept such appointment prior to the effectiveness of the prior depositary’s removal.
Form and Notices
The Series A Preferred Stock will be issued in registered form to the depositary, and the depositary shares will be issued in book-entry form through DTC, as described in “Book-Entry Issuance” in this prospectus supplement. The depositary will forward to the holders of the depositary shares all reports, notices, and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the Series A Preferred Stock.
Listing of Depositary Shares
We have applied to list the depositary shares on NYSE under the symbol “SIPrA.” However, there is no guarantee that we will be able to list the depositary shares. If approved, we expect trading of the depositary shares on NYSE to begin within the 30-day period following the original issue date. Listing of the depositary shares on NYSE does not guarantee that a trading market will develop or, if a trading market does develop, the depth of that market or the ability of holders to sell their depositary shares easily. We do not expect that there will be any separate public trading market for the Series A Preferred Stock except as represented by the depositary shares.

BOOK-ENTRY ISSUANCE
DTC will act as securities depositary for all of the depositary shares. We will issue the depositary shares only as fully registered securities registered in the name of Cede & Co. (DTC’s nominee). We will issue and deposit with DTC one or more fully registered global certificates representing, in the aggregate, the total number of depositary shares to be sold in this offering.
DTC has advised us that it is a limited purpose trust company organized under the New York Banking Law, a banking organization under the meaning of the New York Banking Law, a member of the Federal Reserve System, a clearing corporation under the meaning of the New York Uniform Commercial Code, and a clearing agency registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, like transfers and pledges, in deposited securities through electronic computerized book-entry changes in the participants’ accounts, eliminating in this manner the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc. Others, like securities brokers and dealers, banks and trust companies, that clear through or maintain custodial relationships with direct participants, either directly or indirectly, are indirect participants and also have access to the DTC system. The rules applicable to DTC and its participants are on file with the SEC.
Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry transfers between their accounts. Clearstream provides its participants with, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries through established depository and custodial relationships. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Clearstream’s participants in the U.S. are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with Clearstream participants. Distributions with respect to interests in global securities held through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.
Euroclear has advised us that it was created to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. under contract with Euroclear plc, a U.K. corporation. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.
Purchases of depositary shares within the DTC system must be made by or through direct participants, who will receive a credit for the depositary shares on DTC’s records. The ownership interest of each actual purchaser of each depositary share is in turn to be recorded on the direct and indirect participants’ records. DTC will not send written confirmation to beneficial owners of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased depositary shares. Transfers of ownership interests in the depositary shares are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the depositary shares, unless the book-entry system for the depositary shares is discontinued. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts.
DTC has no knowledge of the actual beneficial owners of the depositary shares. DTC’s records reflect only the identity of the direct participants to whose accounts the depositary shares are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners and the voting rights of direct participants, indirect participants and beneficial owners, subject to any statutory or regulatory requirements as is in effect from time to time, will be governed by arrangements among them.
We will send redemption notices to Cede & Co. as the registered holder of the depositary shares. If less than all of the depositary shares are redeemed, DTC’s current practice is to determine by lot the amount of the interest of each direct participant to be redeemed.
Although voting on the depositary shares is limited to the holders of record of the depositary shares, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote on the depositary shares. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to direct participants for whose accounts the depositary shares are credited on the record date (identified in a listing attached to the omnibus proxy).
We will make distribution payments on the depositary shares to DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on the payment date. Standing instructions and customary practices will govern payments from participants to beneficial owners. Subject to any statutory or regulatory requirements, participants, and neither DTC nor we, will be responsible for the payment. We and any paying agent will be responsible for payment of distributions to DTC. Direct and indirect participants are responsible for the disbursement of the payments to the beneficial owners.
DTC may discontinue providing its services as securities depositary on any of the depositary shares at any time by giving reasonable notice to us. If a successor securities depositary is not obtained, final depositary shares certificates must be printed and delivered. We may at our option decide to discontinue the use of the system of book-entry transfers through DTC (or a successor depositary). In this case, final certificates for the depositary shares will be printed and delivered.
We have obtained the information in this section about DTC and DTC’s book-entry system from sources that we believe to be accurate, but we assume no responsibility for the accuracy of the information. We have no responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus supplement or under the rules and procedures governing their respective operations.
“Beneficial owner” refers to the ownership interest of each actual purchaser of each depositary share.
“Direct participants” refers to securities brokers and dealers, banks, trust companies, clearing corporations and other organizations who, with the New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc., own DTC. Purchases of depositary shares within the DTC system must be made by or through direct participants who will receive a credit for the depositary shares on DTC’s records.
“Indirect participants” refers to others, like securities brokers and dealers, banks and trust companies, that clear through or maintain custodial relationships with direct participants, either directly or indirectly, and who also have access to the DTC system.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
This section is a summary of the material United States federal income tax consequences relevant to the purchase, ownership and disposition of the Series A Preferred Stock and the depositary shares representing interests in such Series A Preferred Stock. When we refer to the Series A Preferred Stock in this section, we mean both the Series A Preferred Stock and the depositary shares representing interests in such Series A Preferred Stock.
The summary is limited to taxpayers who will hold the Series A Preferred Stock as capital assets for tax purposes and who purchase the Series A Preferred Stock in the initial offering at the initial offering price. This discussion addresses only United States federal income taxation and does not discuss all of the tax consequences that may be relevant to you in light of your individual circumstances, including foreign, state or local tax consequences, estate and gift tax consequences and tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax. This section does not apply to you if you are a member of a class of holders subject to special rules, including:
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a broker or dealer in securities or currencies,

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a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

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a bank or other financial institution,

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an insurance company,

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a regulated investment company,

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a tax-exempt organization,

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a person that purchases or sells the Series A Preferred Stock as part of a wash sale for tax purposes,

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persons subject to the alternative minimum tax,

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a controlled foreign corporation, passive foreign investment company,

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a partnership or other entity treated as a partnership for United States federal income tax purposes, or investors therein,

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a real estate investment trust,

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a person that will hold the Series A Preferred Stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction,

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tax-qualified retirement plans, “qualified foreign pension funds” as defined in Section 897(l)(2) of the Internal Revenue Code and entities all of the interests of which are held by qualified foreign pension funds.

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a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar, or

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a United States expatriates and former citizens or long-term residents of the United States.

This section is based on the United States Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis. In addition, this section is based in part upon the assumption that each obligation in the Deposit Agreement will be performed in accordance with its terms.
If a partnership (or an entity or arrangement treated as a partnership for United States federal income tax purposes) holds the Series A Preferred Stock, the United States federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Series A Preferred Stock should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Series A Preferred Stock.
Beneficial owners of depositary shares representing shares of the Series A Preferred Stock will be treated as owners of the underlying Series A Preferred Stock for United States federal income tax purposes. Exchanges of Series A Preferred Stock for depositary shares, and depositary shares for Series A Preferred Stock, generally will not be subject to United States federal income tax.
Please consult your own tax advisor concerning the consequences of owning the Series A Preferred Stock in your particular circumstances.
United States Holders
This subsection describes the material United States federal income tax consequences of an investment in the Series A Preferred Stock to a United States holder. You are a United States holder if you are a beneficial owner of a share of the Series A Preferred Stock and you are for United States federal income tax purposes:
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an individual citizen or resident of the United States,

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a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia,

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an estate whose income is subject to United States federal income tax regardless of its source, or

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a trust if (i) a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a United States person.

If you are not a United States holder, this subsection does not apply to you and you should refer to “Non-United States Holders” below.
Distributions on the Series A Preferred Stock
Distributions with respect to our Series A Preferred Stock will constitute dividends to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles, and will be includible in ordinary income. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of your tax basis in our Series A Preferred Stock (and you will reduce your tax basis accordingly, but not below zero) and thereafter as capital gain from the sale or exchange of such Series A Preferred Stock. If you are a United States holder that is a corporation, dividends received by you will generally be eligible for the dividends-received deduction under the Internal Revenue Code if you meet certain holding period and other applicable requirements. However, the dividend may be treated as an “extraordinary dividend” that is subject to the special rules under Section 1059 of the Internal Revenue Code. If you are a noncorporate United States holder, dividends paid to you will generally qualify for taxation at preferential rates applicable to “qualified dividends” if you meet certain holding period and other applicable requirements. United States holders should consult their own tax advisors regarding application of the extraordinary dividend rules (in the case of corporate United Statesholders) and the availability of the dividends-received deduction or preferential qualified dividend tax rate in light of their particular circumstances.
Sale or Exchange of the Series A Preferred Stock Other than by Redemption
If you sell, exchange or otherwise dispose of your Series A Preferred Stock in a taxable transaction (other than by redemption), you will generally recognize capital gain or loss equal to the difference between the amount realized upon the disposition and your adjusted tax basis in the Series A Preferred Stock. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the holder has a holding period greater than one year. If a United States holder recognizes a capital loss upon the sale, exchange or other disposition of the Series A Preferred Stock, the deductibility of such capital losses is subject to certain limitations.
Redemption of the Series A Preferred Stock
The tax treatment of a redemption of Series A Preferred Stock depends upon whether the redemption is treated for United States federal income tax purposes as a disposition of the Series A Preferred Stock or as a distribution on the Series A Preferred Stock. A redemption of Series A Preferred Stock will be treated as a disposition of the Series A Preferred Stock if the redemption:

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results in a complete termination of your stock interest in us; or

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is not essentially equivalent to a dividend with respect to you.

In determining whether any of these tests has been met, shares of Series A Preferred Stock or other classes of our stock considered to be owned by you by reason of certain constructive ownership rules set forth in Section 318 of the Internal Revenue Code, as well as any such shares actually owned, must be taken into account under certain circumstances.
If we redeem your Series A Preferred Stock in a redemption that meets one of the tests listed above, you generally would recognize capital gain or loss equal to the amount of cash received by you less your tax basis in the Series A Preferred Stock redeemed. This gain or loss would be long-term capital gain or capital loss if you have held the Series A Preferred Stock for more than one year. Because the determination as to whether any of the alternative tests listed above is satisfied with respect to any particular holder will depend upon the facts and circumstances as of the time the determination is made, you should consult your tax advisor regarding the treatment of a redemption.
If a redemption does not meet any of the tests described above, you generally would be taxed on the cash you receive as a distribution subject to the consequences described above under the heading “Distributions on the Series A Preferred Stock”.
Non-United States Holders
This subsection summarizes the material United States federal income tax consequences of the purchase, ownership and disposition of the Series A Preferred Stock by a Non-United States holder. You are a Non-United States holder if you are a beneficial owner of a share of the Series A Preferred Stock and you are for United States federal income tax purposes:
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a nonresident alien individual,

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a foreign corporation (or other entity taxable as a corporation for United States federal income tax purposes), or

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an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain attributable to the Series A Preferred Stock.

If you are a United States holder, this subsection does not apply to you.
Distributions on the Series A Preferred Stock
Except as described below, if you are a Non-United States holder of the Series A Preferred Stock, dividends (including any redemption treated as a dividend for United States federal income tax purposes as discussed above under “United States Holders — Redemption of the Series A Preferred Stock”) paid to you are subject to United States federal withholding tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, the withholding agent will generally be required to withhold at a 30% rate (rather than at the lower treaty rate) on dividend payments to you, unless you have furnished to such payor:
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a valid United States Internal Revenue Service (“IRS”) Form W-8BEN or W-8BEN-E, or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a person who is not a United States person and your entitlement to the lower treaty rate with respect to such payments; or

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in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with United States Treasury regulations.

If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by timely filing a refund claim with the IRS.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment or fixed base that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to the relevant payor a valid IRS Form W-8ECI or an acceptable substitute form upon which you certify, under penalties of perjury, that:
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you are not a United States person; and

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the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your United States gross income.

“Effectively connected” dividends are taxed to Non-United States holders on a net income basis at rates applicable to United States citizens, resident aliens and United States corporations.
If you are a corporate Non-United States holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.
Gain on Disposition or Redemption of the Series A Preferred Stock
If you are a Non-United States holder, you generally will not be subject to United States federal income tax on gain that you realize on a disposition (including a redemption that is treated as a disposition as discussed above under “United States Holders — Redemption of the Series A Preferred Stock”) of the Series A Preferred Stock unless:
the gain is “effectively connected” with your conduct of a trade or business in the United States (and the gain is attributable to a permanent establishment or fixed base that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis);
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you are an individual, you are present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions exist; or

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we are or have been a United States real property holding corporation for United States federal income tax purposes and certain other conditions are met. Although there is no assurance, we believe that we have not been, are not and will not become a United States real property holding corporation for United States federal income tax purposes.

If you are a Non-United States holder described in the first bullet point immediately above, you will be subject to tax on the net gain derived from the disposition at regular United States federal income tax rates. If you are a corporate Non-United States holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. If you are an individual Non-United States holder described in the second bullet point immediately above, you will be subject to a 30% tax (or a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate) on the gain derived from the disposition, which may be offset by United States source capital losses, even though you are not considered a resident of the United States provided the Non-United States holder timely files a U.S. federal income tax return with respect to such losses. Gain from a disposition of our Series A Preferred Stock described in the third bullet point above will be subject to U.S. federal income tax generally as if the gain were effectively connected with the conduct of a trade or business in the United States, except that the “branch profits tax” will not apply..
As discussed above in “United States Holders — Redemption of the Series A Preferred Stock,” certain redemptions may be treated as dividends for United States federal income tax purposes. See “— Distributions on the Series A Preferred Stock,” above, for a discussion of the tax treatment of such redemptions. Furthermore, if a withholding agent is unable to determine whether the redemption should be treated as a distribution, such withholding agent may be required to withhold tax at a 30% rate on the full amount you receive (in which case, you may be eligible to obtain a refund of all or a portion of any tax, provided the Non-United States holder timely files a U.S. federal income tax return).

FATCA Withholding
Pursuant to Sections 1471 through 1474 of the Internal Revenue Code, commonly known at the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax may be imposed on certain payments to certain foreign financial institutions, investment funds and other non-United States persons if you or any such institution or person receiving payments on your behalf fails to comply with information reporting requirements (“FATCA withholding”). You could be affected by this withholding with respect to dividends you receive on your Series A Preferred Stock if you are subject to the information reporting requirements and fail to comply with them or if you hold Series A Preferred Stock through a non-United States person (e.g., a foreign bank or broker) that is subject to FATCA withholding because it fails to comply with these requirements (even if you would not otherwise have been subject to FATCA withholding). You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.
Backup Withholding and Information Reporting
If you are a noncorporate United States holder, information reporting requirements, on IRS Form 1099, generally will apply to dividend payments or other taxable distributions made to you, and the payment of proceeds to you from the sale (including by redemption) of Series A Preferred Stock effected at a United States office of a broker.
Additionally, backup withholding (currently at a rate of 24%) may apply to such payments if you fail to provide an accurate taxpayer identification number or (in the case of dividend payments) you fail to comply with applicable certification requirements or are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns. United States holders should provide the payor with their correct taxpayer identification number on a properly completed IRS Form W-9.
If you are a Non-United States holder, we and other payors are required to report distributions on the Series A Preferred Stock on IRS Form 1042-S even if the distributions are exempt from withholding. Copies of the information returns reporting such distributions and any withholding may also be made available by the IRS to the taxing authorities in the country in which you reside under the provisions of an applicable tax treaty or agreement. You are otherwise generally exempt from backup withholding and information reporting requirements with respect to dividend payments and the payment of the proceeds from the sale of Series A Preferred Stock effected at a United States office of a broker provided that either (i) you have furnished a valid IRS Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-United States person, or (ii) you otherwise establish an exemption.
Payment of the proceeds from the sale of Series A Preferred Stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States.
Any amounts withheld under the backup withholding rules will generally be allowed as a credit against your United States federal income tax liability (if any), and you generally will be entitled to a refund of any amounts withheld that exceed your United States federal income tax liability, provided the required information is timely furnished to the IRS.
THE PRECEDING DISCUSSION OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT BEING PROVIDED AS, OR INTENDED TO CONSTITUTE, TAX ADVICE. ACCORDINGLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF PURCHASING, HOLDING OR DISPOSING OF THE SERIES A PREFERRED STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, AND OF ANY CHANGES OR PROPOSED CHANGES IN APPLICABLE LAW.

CERTAIN ERISA CONSIDERATIONS
The following summary regarding certain aspects of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Internal Revenue Code, judicial decisions and United States Department of Labor and IRS regulations and rulings that are in existence on the date of this prospectus supplement. This summary is general in nature and does not address every issue pertaining to ERISA and the Internal Revenue Code that may be applicable to us, the depositary shares or a particular investor.
A fiduciary of a pension, profit-sharing or other employee benefit plan subject to ERISA (each, an “ERISA Plan”), should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the depositary shares. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.
Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit ERISA Plans, as well as individual retirement accounts, Keogh plans and other plans that are subject to Section 4975 of the Internal Revenue Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving “plan assets” (as defined under ERISA) with persons who are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the Plan. A violation of these prohibited transaction rules may result in an excise tax or other liabilities being imposed under ERISA or the Internal Revenue Code on those persons and/or penalties and liabilities being assessed under ERISA and the Internal Revenue Code on the fiduciary of the Plan, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (collectively, “Non- ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Internal Revenue Code, but may be subject to similar provisions under other applicable federal, state, local, non-U.S. or other laws (“Similar Laws”).
The acquisition, holding or disposition of the depositary shares by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we, certain of our affiliates or the underwriters are or become a party in interest or disqualified person may result in a direct or indirect prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code, unless the depositary shares are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase, holding or disposition of depositary shares. These exemptions include, without limitation, PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Internal Revenue Code provide limited relief from the prohibited transactions provisions of ERISA and Section 4975 of the Internal Revenue Code for certain transactions, provided that neither the issuer of the Series A Preferred Stock nor the underwriters, nor any of their respective affiliates (directly or indirectly), have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” (as defined under ERISA) in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemption will be satisfied with respect to the depositary shares and a fiduciary of a Plan, Plan Asset Entity or Non-ERISA-Arrangement should consider the application of the rules and exemptions referred to above to the purchase, holding and disposition of the shares or the exercising or any rights thereto relating to the Plan, Plan Asset Entity or Non-ERISA-Arrangement.

Because of the foregoing, depositary shares should not be acquired by any person investing assets of any Plan, Plan Asset Entity or Non-ERISA Arrangement, unless such acquisition will not constitute a non-exempt prohibited transaction under ERISA and the Internal Revenue Code or similar violation of any applicable Similar Laws.
Any purchaser of depositary shares or any interest therein will be deemed to have represented by its acquisition of the depositary shares that it either (i) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the depositary shares on behalf of or with the assets of any Plan, Plan Asset Entity or Non-ERISA Arrangement or (ii) the acquisition, holding and disposition of the depositary shares will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code or a similar violation under any applicable Similar Laws.
Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing depositary shares or any interest therein on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of depositary shares or any interest therein have exclusive responsibility for ensuring that their purchase and holding of the depositary shares or any interest therein do not violate the fiduciary or prohibited transaction rules of ERISA or the Internal Revenue Code or any similar provisions of Similar Laws. The sale of depositary shares to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by, or is appropriate for, any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.
ANY POTENTIAL INVESTOR CONSIDERING AN INVESTMENT IN THE DEPOSITARY SHARES THAT IS, OR IS ACTING ON BEHALF OF, A PLAN, PLAN ASSET ENTITY, OR NON-ERISA-ARRANGEMENT IS STRONGLY URGED TO CONSULT ITS OWN LEGAL AND TAX ADVISORS REGARDING THE CONSEQUENCES OF SUCH AN INVESTMENT UNDER ERISA, THE INTERNAL REVENUE CODE AND ANY OTHER SIMILAR LAWS AND ITS ABILITY TO MAKE THE REPRESENTATIONS DESCRIBED ABOVE.

UNDERWRITING
Under the terms and subject to the conditions contained in an underwriting agreement, dated July   , 2021, we have agreed to sell to the underwriters named below,for whom Goldman Sachs & Co. LLC, Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Keefe, Bruyette & Woods, Inc. and UBS Securities LLC are acting as representatives, and the underwriters have severally agreed to purchase the respective number of depositary shares set forth opposite their names below:
Number of Depositary Shares
Underwriters
Goldman Sachs & Co. LLC
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Keefe, Bruyette & Woods, Inc.
UBS Securities LLC
Total
The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the depositary shares are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The underwriters are obligated to purchase all the depositary shares offered by us if they purchase any depositary shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.
The underwriters initially propose to offer the depositary shares directly to the public at the public offering price that appears on the cover page of this prospectus supplement and to certain dealers at that price less a selling concession not in excess of $      per depositary share sold to retail investors. Any underwriter may allow, and such dealers may reallow, a selling concession not in excess of $      per depositary share sold to retail investors, to certain other brokers or dealers. After the initial offering of the depositary shares to the public, the underwriters may vary the offering price and other selling terms of the depositary shares from time to time. The offering of the depositary shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. Sales of depositary shares made outside of the United States may be made by affiliates of the underwriters.
We have granted to the underwriters an option, solely to cover over-allotments if any, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of        additional depositary shares at the public offering price that appears on the cover page of this prospectus supplement, less the underwriting discount. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional depositary shares as the number listed next to the underwriter ‘s name in the preceding table bears to the total number of depositary shares listed next to the names of all underwriters in the preceding table, and will sell such depositary shares at the same price (after taking into account any accrued and unpaid dividends) as the initially purchased depositary shares.
The underwriting fee is equal to the public offering price per depositary share less the amount paid by the underwriters to us per depositary share. The following table shows the per depositary share and total underwriting discount to be paid to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional depositary shares.
	No Exercise	Full Exercise(1)
Per depositary share	$	$
Total	$	$

(1)
Reflects full exercise of the underwriters’ option to purchase additional depositary shares and sale of

such depositary shares to retail investors for which the underwriters would receive an underwriting discount of $      per depositary share.
We estimate that our total expenses for this offering, excluding the underwriting discount, will be approximately $      .
We have agreed to indemnify the several underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.
New Issue of Securities
The Series A Preferred Stock and the depositary shares are new issues of securities with no established trading market. We have applied to list the depositary shares on NYSE under the symbol “SIPrA.” However, there is no guarantee that we will be able to list the depositary shares. If approved, we expect trading of the depositary shares on NYSE to begin within the 30-day period after the original issue date. Even if the depositary shares are listed, there may be little or no secondary market for the depositary shares. The underwriters have advised us that they intend to make a market in the depositary shares. However, they are not obligated to do so and may discontinue any market making in the depositary shares at any time in their sole discretion and without notice. Even if a secondary market for the depositary shares develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices in any secondary market could be substantial. We cannot assure you that you will be able to sell your depositary shares at a particular time or that the price you receive when you sell will be favorable.
No Sale of Similar Securities
We have agreed for a period of 45 days from the date of this prospectus supplement that we will not, without the prior written consent of the representatives, offer, sell, contract to sell or otherwise dispose of any shares of our preferred stock (other than the depositary shares) or any securities convertible into or exercisable or exchangeable for the our preferred stock, depositary shares or depositary receipts (other than the depositary shares or depositary receipts to be issued in this offering) issued by us or any of our subsidiaries.
Short Positions
In connection with this offering, the underwriters may purchase and sell the depositary shares in the open market. These transactions may include short sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M under the Exchange Act. Short sales involve syndicate sales of depositary shares in excess of the number of depositary shares to be purchased by the underwriters in the offering, which create a syndicate short position. Syndicate covering transactions involve purchases of the depositary shares in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the depositary shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of depositary shares in the open market while the offering is in progress. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased depositary shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Specifically, the underwriters may over-allot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus supplement. This creates a short position in our Series A Preferred Stock for their own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. To close out a short position or to stabilize the price of our Series A Preferred Stock, the underwriters may bid for, and purchase, Series A Preferred Stock in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the overallotment option. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.
Any of these activities may have the effect of raising or maintaining the market price of the depositary shares or preventing or retarding a decline in the market price of the depositary shares. As a result, the price of the depositary shares may be higher than the price that might otherwise exist in the open market in the absence of these transactions. If the underwriters engage in any of these transactions, they may discontinue any of them at any time without notice. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the depositary shares.
Other Relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they may receive customary fees and expenses. In addition, certain employees of the underwriters may act as a director of or provide advisory or consulting services to the Company.
In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates have made or held, and may in the future make or hold, a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and may have actively traded, and, in the future may actively trade, debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may have in the past and at any time in the future hold long and short positions in such securities and instruments. Such investment and securities activities may have involved, and in the future may involve, securities and instruments of the Company. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the depositary shares offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the depositary shares offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Delivery of the Depositary Shares
We expect that delivery of the depositary shares will be made upon the instructions of the joint book-running managers against payment on or about the date specified on the cover of this prospectus supplement, which is the        business day following the date of pricing of the depositary shares. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade depositary shares on any date prior to the second business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement. Such purchasers should consult their own advisors in this regard.

Selling Restrictions
Canada
The depositary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the depositary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Europe an Economic Area — Prohibition of Sales to EEA Retail Investors
The depositary shares are not intended to be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes,
(a)
a “retail investor” means a person who is one (or more) of:

(i)
a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)
a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)
not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation” ), and

(b)
an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the depositary shares to be offered so as to enable an investor to decide to purchase or subscribe for the depositary shares.

Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the depositary shares or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the depositary shares or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the depositary shares in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus or supplement a prospectus for offers of the depositary shares. This prospectus supplement and the accompanying prospectus are not prospectuses for the purposes of the Prospectus Regulation.
Hong Kong
The depositary shares may not be offered or sold in Hong Kong, by means of any document, other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32, Laws of Hong Kong) or

which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the depositary shares may be issued or may be in the possession of any person for the purpose of the issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the depositary shares which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) or any rules made under that Ordinance.
Japan
No securities registration statement has been filed under Article 4, Paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (“FIEL”) in relation to the depositary shares. The depositary shares are being offered in a private placement to “qualified institutional investors” (tekikaku-kikan-toshika) under Article 10 of the Cabinet Office Ordinance concerning Definitions provided in Article 2 of the FIEL (the Ministry of Finance Ordinance No. 14, as amended) (“QIIs”), under Article 2, Paragraph 3, Item 2 i of the FIEL. Any QII acquiring the depositary shares in this offer may not transfer or resell those depositary shares except to other QIIs.
Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the depositary shares may not be circulated or distributed, nor may the depositary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor, as defined in Section 4A of the Securities and Future Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”) pursuant to Section 274 of the SFA, (ii) to a “relevant person” (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the depositary shares are subscribed and purchased under Section 275 of the SFA by a relevant person which is:
(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)
a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole whole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable within six months after that corporation or that trust has acquired the depositary shares under Section 275 of the SFA except:

(i)
to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(1A) or Section 276(4)(i)(B) of the SFA) and in accordance with the conditions, specified in Section 275 of the SFA;

(ii)
(in the case of a corporation) where the transfer arises from an offer referred to in Section 275(1A) of the SFA, or (in the case of a trust) where the transfer arises from an offer that is made on terms that such rights or interests are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets;

(iii)
where no consideration is or will be given for the transfer;

(iv)
where the transfer is by operation of law;

(v)
as specified in Section 276(7) of the SFA; or

(vi)
as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivative Contracts) Regulations 2018.

By accepting this prospectus supplement, the recipient hereof represents and warrants that he is entitled to receive it in accordance with the restrictions set forth above and agrees to be bound by limitations contained herein. Any failure to comply with these limitations may constitute a violation of law.
Singapore Securities and Futures Act Product Classification — Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B (1)(c) of the SFA, the issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the depositary shares are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Switzerland
This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the depositary shares. The depositary shares may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the depositary shares to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the depositary shares constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the depositary shares may be publicly distributed or otherwise made publicly available in Switzerland.
United Kingdom- Prohibition of Sales to UK Retail Investors
The depositary shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes:
(a)
the expression “retail investor” means a person who is one (or more) of the following:

(i)
a retail client, as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or

(ii)
a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(iii)
not a qualified investor as defined in Article 2 of the UK Prospectus Regulation, and

(b)
the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the depositary shares to be offered so as to enable an investor to decide to purchase or subscribe for the depositary shares, and “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA.

Consequently, no key information document required by Regulation (EU) 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the depositary shares or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the depositary shares or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the depositary shares in the UK will be made pursuant to an exemption under the UK Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of the depositary shares. This prospectus supplement and the accompanying prospectus is not a prospectus for the purposes of the UK Prospectus Regulation or the FSMA.
This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, or (iii) are outside the United Kingdom, (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.
Each underwriter has agreed that:
(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the” FSMA”)) received by it in connection with the issue or sale of the depositary shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the depositary shares in, from or otherwise involving the UK.

LEGAL MATTERS
The validity of the Series A Preferred Stock and the depositary shares being offered hereby will be passed upon for us by Holland & Knight LLP, Washington, D.C. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.
EXPERTS
The consolidated financial statements of Silvergate Capital Corporation and its subsidiaries as of and for the years ended December 31, 2020 and 2019 incorporated herein by reference in Silvergate Capital Corporation’s Annual Report on Form 10-K for the year ended December 31, 2020, have been audited by Crowe LLP, an independent registered public accounting firm, as set forth in its reports thereon, and upon the authority of said firm as an expert in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended, or the Exchange Act, can also be accessed free of charge on our website at www.silvergatebank.com under the “Investor Relations” tab. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference into this prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede the information in this prospectus supplement. We incorporate by reference into this prospectus supplement and the registration statement of which this prospectus supplement is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-39123):
•
Annual Report on Form 10-K for the year ended December 31, 2020;

•
Quarterly Report on Form 10-Q for the quarter ended March 31, 2021;

•
Current Reports on Form 8-K filed on January 25, 2021 (except for information furnished pursuant to Item 7.01), February 17, 2021, March 9, 2021 (except for information furnished pursuant to Item 7.01), and June 15, 2021; and

•
Annual meeting proxy statement filed on April 15, 2021 (only those portions that have been incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2020).

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.
We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. Any such request may be made by writing or telephoning us at the following address or phone number:
Silvergate Capital Corporation
Attn: Investor Relations
Executive Square, Suite 300
La Jolla, CA 92037
(858) 200-3782

Prospectus
Silvergate Capital Corporation
Class A Common Stock, Preferred Stock, Debt Securities, Warrants, Units, and Depositary Shares
We may offer and sell from time to time, and one or more selling shareholders to be identified in the future may offer or sell from time to time, in one or more offerings shares of our Class A common stock, shares of our preferred stock, debt securities, warrants to purchase shares of our Class A common stock, shares of our preferred stock and/or debt securities, units comprised of one or more shares of Class A common stock, shares of preferred stock and warrants in any combination, and depositary shares. This prospectus provides you with a general description of these securities and the general manner in which we will offer these securities. Each time we and/or any selling shareholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus, including identifying the names of any selling shareholders.
You should read both this prospectus and any prospectus supplement, together with additional information described under the headings “Incorporation of Certain Information by Reference” beginning on page 1 of this prospectus and “Where You Can Find More Information” beginning on page 2 of this prospectus, before you make your investment decision.
Our Class A common stock is listed on the New York Stock Exchange under the symbol “SI.” We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek the listing of any such securities upon issuance, the prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed.
We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. For additional information on the method of sale, you should refer to the section of this prospectus entitled “Plan of Distribution.”
Investing in our securities involves certain risks. You should carefully review the risks and uncertainties described under the heading “Risk Factors” beginning on page 4 of this prospectus and beginning on page 22 of our Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated by reference herein, and the risk factors that may be included in a prospectus supplement and in our periodic reports and other information we subsequently file with the Securities and Exchange Commission.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
THE SECURITIES OFFERED HEREBY WILL BE EITHER OUR EQUITY SECURITIES OR UNSECURED OBLIGATIONS OF OUR COMPANY AND WILL NOT BE DEPOSITS OR SAVINGS ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF SILVERGATE CAPITAL CORPORATION, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY OR INSTRUMENTALITY.

The date of this Prospectus is July 28, 2021

i

ABOUT THIS PROSPECTUS
This prospectus is part of an automatic registration statement that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer,” as defined under Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. Under this shelf registration process, we and/or any selling shareholders may from time to time offer and sell, either separately or together, any combination of the securities described in this prospectus in one or more offerings. We may also issue any of the Class A common stock, preferred stock, debt securities, warrants, units upon conversion, depositary shares, exchange or exercise of any of the securities mentioned above.
This prospectus provides you with a general description of the securities we and/or any selling shareholders may offer and sell. Each time we and/or any selling shareholders offer securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of that particular offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus, especially the section entitled “Risk Factors” beginning on page 2, and any prospectus supplement before making a decision to invest in any of the securities. You should also carefully read the additional information described below under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information” before making a decision to invest in any of the securities.
We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus and in any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any prospectus supplement or any sale of a security.
The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC web site, our website, or at the SEC offices, which are mentioned in this prospectus under the heading “Where You Can Find More Information.”
Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “Silvergate,” “the Company,” “the Corporation,” “we,” “us,” “our” and similar terms refer to Silvergate Capital Corporation and its wholly owned subsidiary, Silvergate Bank, which we sometimes refer to as “Silvergate Bank,” “the Bank” or “our Bank,” and references to “common stock” or “Class A common stock” refer to our Class A voting common stock. References to “Class B common stock” refer to our Class B non-voting common stock.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file the document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.
We incorporate by reference into this prospectus the following documents and information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):
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Annual Report on Form 10-K for the year ended December 31, 2020;

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Quarterly Report on Form 10-Q for the quarter ended March 31, 2021;

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Current Reports on Form 8-K filed on January 25, 2021 (except for information furnished pursuant to Item 7.01), February 17, 2021, March 9, 2021 (except for information furnished pursuant to Item 7.01), and June 15, 2021;

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Annual meeting proxy statement filed on April 15, 2021 (only those portions that have been incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2020); and

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Description of our capital stock set forth in Exhibit 4.7 of our Annual Report on Form 10-K for the year ended December 31, 2020 and any amendment or report filed with the SEC for the purposes of updating such description.

In addition, all documents that we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the initial filing date of the registration statement to which this prospectus relates and prior to the termination of the offering of the securities to which this prospectus relates will automatically be deemed to be incorporated by reference into this prospectus. In no event, however, will any of the information that we “furnish” to the SEC under Items 2.02 or 7.01 of any Current Report on Form 8-K from time to time be incorporated by reference into, or otherwise be included in, this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded to the extent that a statement contained in this prospectus or in a document subsequently filed modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We will promptly provide without charge to each person to whom this prospectus is delivered a copy of any or all information that has been incorporated herein by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into such information) upon the written or oral request of such person. Written requests should be directed to: Silvergate Capital Corporation, Chief Legal Officer, 4250 Executive Square, Suite 300, La Jolla, California 92037. Telephone requests should be directed to the Chief Legal Officer at (858) 362-6300.
WHERE YOU CAN FIND MORE INFORMATION
This prospectus is a part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act.
This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.
We file periodic reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Our filings with the SEC are also available to the public on our website at http://www.silvergate.com, as well as through document retrieval services.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements contained, or incorporated by reference, in this prospectus and in any prospectus supplement may include projections, predictions, expectations or statements as to beliefs or future events or results or refer to other matters that are not historical facts. Such statements constitute “forward-looking information” within the meaning of The Private Securities Litigation Reform Act of 1995.
These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, expected operating results and the assumptions upon which those statements are based. In some cases, you can identify these forward-looking statements by words like “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of those words and other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements are not a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. We caution that the forward-looking statements are based largely on our expectations and information available at the time the statements are made and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements. You should bear this in mind when reading this prospectus and not place undue reliance on these forward-looking statements.
The following factors, among others, could cause our financial performance to differ materially from that expressed in such forward-looking statements:
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the success of the digital currency industry, the development and acceptance of which is subject to a high degree of uncertainty, as well as the continued evolution of the regulation of this industry and uncertainty of adoption of digital currencies;

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the success of the digital currency initiative and our ability to implement aspects of our growth strategy;

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the concentration of our depositor relationships in the digital currency industry generally and among digital currency exchanges in particular;

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our ability to grow or sustain our low-cost funding strategy related to the digital currency initiative;

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system failure or cybersecurity breaches of our network security;

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our ability to keep pace with rapid technological changes in the industry or implement new technology effectively;

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our reliance on third-party service providers for core systems support, informational website hosting, internet services, online account opening and other processing services;

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economic conditions (including interest rate environment, government economic and monetary policies, the strength of global financial markets and inflation and deflation) that impact the financial services industry and/or our business;

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increased competition in the financial services industry, particularly from regional and national institutions;

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credit risks, including risks related to the significance of commercial real estate loans in our portfolio, our ability to manage our credit risk effectively and the potential deterioration of the business and economic conditions in our primary market areas;

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results of examinations of us by our regulators, including the possibility that our regulators may, among other things, require us to increase our allowance for loan losses or to write-down assets;

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changes in the value of collateral securing our loans;

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our ability to protect our intellectual property and the risks we face with respect to claims and litigation initiated against us;

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interest rate risk associated with our business, including sensitivity of our interest earning assets and interest bearing liabilities to interest rates, and the impact to our earnings from changes in interest rates;

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our dependence on our management team and changes in management composition;

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the effectiveness of our internal control over financial reporting and our ability to remediate any future material weakness in our internal control over financial reporting;

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the sufficiency of our capital, including sources of capital and the extent to which we may be required to raise additional capital to meet our goals;

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potential exposure to fraud, negligence, computer theft and cyber-crime and other disruptions in our computer systems relating to our development and use of new technology platforms;

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the adequacy of our risk management framework;

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our involvement from time to time in legal proceedings, examinations and remedial actions by regulators;

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changes in the laws, rules, regulations, interpretations or policies relating to financial institution, accounting, tax, trade, monetary and fiscal matters;

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the financial soundness of other financial institutions; and

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natural disasters and adverse weather, acts of terrorism, an outbreak of hostilities or other international or domestic calamities, and other matters beyond our control.

If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this prospectus and in the information incorporated by reference herein. Therefore, we caution you not to place undue reliance on our forward-looking information and statements.
We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our periodic and current reports that we file with the SEC. Also note that we provide cautionary discussion of risks, uncertainties and possibly inaccurate assumptions relevant to our businesses in our periodic and current reports to the SEC incorporated by reference in this prospectus and in prospectus supplements and other offering materials. These are factors that, individually or in the aggregate, management believes could cause our actual results to differ materially from expected and historical results. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider such disclosures to be a complete discussion of all potential risks or uncertainties.
The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
RISK FACTORS
An investment in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties and the risk factors set forth in the documents and reports filed with the SEC that are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement, before making an investment decision. Our business, financial condition and/or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. This prospectus also contains, and any prospectus supplement may also contain, forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus and the documents incorporated by reference in this prospectus and any prospectus supplement.
ABOUT SILVERGATE CAPITAL CORPORATION
Silvergate Capital Corporation is the holding company for our wholly owned subsidiary, Silvergate Bank, which we believe is the leading provider of innovative financial infrastructure solutions and services to participants in the nascent and expanding digital currency industry. We leverage our technology platform and our management team’s expertise to develop solutions for many of the largest U.S. digital currency exchanges and investors around the globe. Our solutions are built on our deep-rooted commitment and proprietary approach to regulatory compliance.
Key to our leadership position and growth strategy is the Silvergate Exchange Network, or the SEN, our proprietary, virtually instantaneous payment network for participants in the digital currency industry which serves as a platform for the development of additional products and services. The SEN has a powerful network effect that makes it more valuable as participants and utilization increase. The SEN has enabled us to significantly grow our noninterest bearing deposit product for digital currency industry participants, which has provided the majority of our funding over the last three years. This unique source of funding is a distinctive advantage over most traditional financial institutions and allows us to generate revenue from a conservative portfolio of investments in cash, short term securities and certain types of loans that we believe generate attractive risk-adjusted returns. In addition, use of the SEN has resulted in an increase in noninterest income that we believe will become a valuable source of additional revenue as we develop and deploy fee-based solutions in connection with our digital currency initiative. We are also evaluating additional products or product enhancements specifically targeted at providing further financial infrastructure solutions to our customers and strengthening SEN network effects. The first of such products is SEN Leverage, which allows our customers to obtain U.S. dollar loans collateralized by bitcoin.
The Company’s assets consist primarily of its investment in Silvergate Bank and its primary activities are conducted through Silvergate Bank. The Company is a registered bank holding company that is subject to supervision by the Board of Governors of the Federal Reserve System, or the Federal Reserve. Silvergate Bank is subject to supervision by the California Department of Financial Protection and Innovation, Division of Financial Institutions, or the DFPI, and, as a Federal Reserve member bank since 2012, the Federal Reserve Bank of San Francisco, or the FRB. Silvergate Bank’s deposits are insured up to legal limits by the Federal Deposit Insurance Corporation, or the FDIC.
Silvergate Bank provides financial services that include commercial banking, commercial and residential real estate lending, mortgage warehouse lending and commercial business lending. Our client base is diverse and consists of business and individual clients in California and other states and includes digital currency-related customers in the United States and internationally. In 2009, we began introducing an expanded array of relationship-oriented business products and services, which has been significantly augmented since 2014 by our digital currency initiative. While our commercial real estate lending activities are concentrated in California, we have a broader, nationwide focus on deposit and cash management services for digital currency-related businesses, as well as mortgage warehouse lending. Our goal is to establish profitable long-term banking relationships.
Financial information related to our operations is included in the notes to the Company’s Consolidated Financial Statements included in Item 8 of Part II of our Annual Report on Form 10-K for the year ended December 31, 2020, and any consolidated financial statements of the Company that we subsequently file with the SEC, which are incorporated by reference in this prospectus. A detailed discussion of our business is contained in Item 1 of Part I of our Annual Report on Form 10-K for the year ended December 31, 2020, and any subsequent reports that we file with the SEC, which are incorporated by reference in this prospectus. See “Where You Can Find More Information” above for information on how to obtain a copy of our annual report and any subsequent reports.
Our principal executive office is located at 4250 Executive Square, Suite 300, La Jolla, California 92037 and our telephone number is (858) 362-6300. We maintain an Internet site at http://www.silvergate.com on which we make available free of charge our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to the foregoing as soon as reasonably practicable after these reports are electronically filed with, or furnished to, the SEC. Neither our website nor the information on our website is included or incorporated in, or is a part of, this prospectus.
SUPERVISION AND REGULATION
We are a bank holding company registered under the federal Bank Holding Company Act of 1956, as amended, or the BHC Act. We and Silvergate Bank are extensively regulated under federal and state laws. The regulation of bank holding companies and banks is intended primarily for the protection of depositors and the deposit insurance fund and not for the benefit of security holders. For a discussion of the material elements of the extensive regulatory framework applicable to us and Silvergate Bank, please refer to Item 1 of Part I of our Annual Report on Form 10-K for the year ended December 31, 2020 under the heading “Supervision and Regulation” and any subsequent reports that we file with the SEC, which are incorporated by reference in this prospectus. See “Where You Can Find More Information” above for information on how to obtain a copy of our Annual Report on Form 10-K and any subsequent reports.

USE OF PROCEEDS
The Company intends to use the net proceeds from the sale of any securities offered under this prospectus in the manner and for the purposes set forth in the applicable prospectus supplement.
The Company will not receive any proceeds from the resale of any securities sold by selling shareholders under this prospectus or any prospectus supplement.
DESCRIPTION OF OUR SECURITIES AND THE SECURITIES TO BE REGISTERED
This prospectus relates to the offer and sale of shares of our Class A common stock, shares of our preferred stock, debt securities, and warrants to purchase shares of our Class A common stock, shares of our preferred stock, depositary shares and/or debt securities, and units comprised of one or more shares of Class A common stock, shares of preferred stock and warrants in any combination. The following is a summary of the general terms of our capital stock and the securities covered by this prospectus and does not purport to be a complete description. The full terms of our capital stock and the securities covered by this prospectus are set forth in Exhibit 3.1 through Exhibit 4.7, inclusive, to the registration statement that contains this prospectus, which are incorporated by reference in this prospectus. Unless expressly stated otherwise, the following summary does not give effect to provisions of applicable statutory or common law.
Capital Stock
We are authorized by our Articles of Incorporation, as amended, or Articles, to issue up to (i) 125,000,000 shares of Class A common stock, par value $0.01 per share, (ii) 25,000,000 shares of Class B common stock, par value $0.01 per share, and (iii) 10,000,000 shares of preferred stock, par value $0.01 per share. Our Articles generally permits the Board of Directors of the Company to increase or decrease the number of authorized shares of capital stock of any class or series without the approval of our shareholders. The authorized but unissued shares of our capital stock are available for future issuance without shareholder approval, unless otherwise required by applicable law or the rules of any applicable securities exchange.
As of June 30, 2021, 26,507,637 shares of our Class A common stock and no shares of our Class B common stock were issued and outstanding and held by approximately 147 shareholders of record. As of such date, no shares of our preferred stock were issued and outstanding. As of such date, we had 1,207,395 shares available for issuance as share-based payment awards that may be granted under our stock plans.
Common Stock
The following section describes the material features and rights of our common stock. The summary does not purport to be exhaustive and is qualified in its entirety by reference to our Articles and Amended and Restated Bylaws, or Bylaws, which have been filed as exhibits to the registration statement of which this prospectus is a part, and to applicable Maryland law, including the Maryland General Corporation Law, or the MGCL.
General
Voting.   Each holder of our Class A common stock is entitled to one vote for each share on all matters submitted to a vote of shareholders, except as otherwise required by law and subject to the rights and preferences of the holders of any outstanding shares of our preferred stock. The members of our board of directors are elected by a plurality of the votes cast. Our Articles expressly prohibit cumulative voting.
Class B Common Stock.   Our Class B common stock is non-voting while held by the initial holder with certain limited exceptions. Each share of Class B common stock will automatically convert into a share of Class A common stock upon certain sales or transfers by the initial holder of such shares including to an unaffiliated third-party and in a widely dispersed public offering. If Class B common stock is sold or transferred to an affiliate of the initial holder, the Class B common stock would not convert into Class A common stock.
Dividends and Other Distributions.   Subject to certain regulatory restrictions discussed below and to the rights of holders of any preferred stock that we may issue, all shares of our Class A and Class B common stock are entitled to share equally in dividends from legally available funds, when, as, and if declared by our board of directors. Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, all shares of our Class A and Class B common stock would be entitled to share equally in all our remaining assets available for distribution to our shareholders after payment of creditors and subject to any prior distribution rights related to our preferred stock.
The Federal Reserve has established guidelines with respect to the maintenance of appropriate levels of capital by registered bank holding companies such as the Company. Compliance with such standards, as presently in effect, or as they may be amended from time to time, could possibly limit the amount of dividends that we may pay in the future. In 1985, the Federal Reserve issued a policy statement on the payment of cash dividends by bank holding companies. In the statement, the Federal Reserve expressed its view that a holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income, or which could only be funded in ways that weaken the holding company’s financial health, such as by borrowing. Our ability to pay dividends and make other distributions to our shareholders depends in part upon the receipt of dividends from Silvergate Bank and is limited by federal law. Silvergate Bank is a legal entity separate and distinct from the Company. As a depository institution, the deposits of Silvergate Bank are insured by the FDIC, which is Silvergate Bank’s primary federal regulator. Under certain circumstances the FDIC may determine that the payment of dividends or other distributions by a bank would be an unsafe or unsound practice and to prohibit that payment. The Federal Deposit Insurance Act, or the FDIA, and the FDIC regulations generally allow a bank to pay dividends on common stock only out of net income for the calendar year to date and retained earnings from the prior two calendar years. Additionally, the FDIA generally prohibits an insured depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its parent holding company if the depository institution would thereafter be undercapitalized. See Item 1 of Part I of our Annual Report on Form 10-K for the year ended December 31, 2020 under the heading “Supervision and Regulation.”
Preemptive Rights.   Holders of our Class A and Class B common stock do not have preemptive or subscription rights to acquire any authorized but unissued shares of our capital stock upon any future issuance of shares.
Restrictions on Ownership.   The BHC Act generally permits a company to acquire control of the Company with the prior approval of the Federal Reserve. However, any such company is restricted to banking activities, other activities closely related to the banking business as determined by the Federal Reserve and, for some companies, certain other financial activities. The BHC Act defines control in general as ownership of 25% or more of any class of voting securities, the authority to appoint a majority of the board of directors or other exercise of a controlling influence. Federal Reserve regulations provide that ownership of 5% or less of a class of voting securities is not control. As a policy matter, if a company owns more than 7.5% of a class of voting securities, the Federal Reserve expects the company to consult with the agency and in some cases will require the company to enter into passivity or anti-association commitments. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as the Company following the offering, would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company.
Our Class A common stock is listed on the New York Stock Exchange under the symbol “SI.” The Transfer Agent for our Class A common stock and Class B common stock is American Stock Transfer & Trust Company, LLC.
Business Combinations under Silvergate’s Articles and Maryland Law
Amendment of the Articles.   In general and except for increases or decreases to our authorized shares of Class A and Class B common stock and any class of capital stock, which may be approved by our board of directors without shareholder approval, our Articles may be amended upon the vote of holders of two-thirds of the shares of the Company entitled to vote generally in an election of directors, voting together as a single class, which is the minimum vote required under Maryland law.
Restrictions on Business Combinations with Interested Shareholders.   Section 3-602 of the MGCL, as in effect on the date hereof, imposes conditions and restrictions on certain “business combinations”

(including, among other transactions, a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities) between a Maryland corporation and any person who beneficially owns at least 10% of the corporation’s stock, or an interested shareholder. Unless approved in advance by the board of directors, or otherwise exempted by the statute, such a business combination is prohibited for a period of five years after the most recent date on which the interested shareholder became an interested shareholder. After such five-year period, a business combination with an interested shareholder must be: (a) recommended by the corporation’s board of directors, and (b) approved by the affirmative vote of at least (i) 80% of the corporation’s outstanding shares entitled to vote and (ii) two-thirds of the outstanding shares entitled to vote which are not held by the interested shareholder with whom the business combination is to be effected, unless, among other things, the corporation’s common shareholders receive a “fair price” (as defined by the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for his or her shares.
Control Share Acquisition Statute.   Under the MGCL’s control share acquisition law, as in effect on the date hereof, voting rights of shares of stock of a Maryland corporation acquired by an acquiring person at ownership levels of 10%, 33 1/3% and 50% of the outstanding shares are denied unless conferred by a special shareholder vote of two-thirds of the outstanding shares held by persons other than the acquiring person and officers and directors of the corporation or, among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation’s charter or bylaws permit the acquisition of such shares prior to the acquiring person’s acquisition thereof. Unless a corporation’s charter or bylaws provide otherwise, the statute permits such corporation to redeem the acquired shares at “fair value” if the voting rights are not approved or if the acquiring person does not deliver a “control share acquisition statement” to the corporation on or before the tenth day after the control share acquisition. The acquiring person may call a shareholder’s meeting to consider authorizing voting rights for control shares subject to meeting disclosure obligations and payment of costs set out in the statute. If voting rights are approved for more than 50% of the outstanding stock, objecting shareholders may have their shares appraised and repurchased by the corporation for cash. Pursuant to the terms of our Bylaws, we have opted out from the operation of the control share acquisition law. As such, the above described control share acquisition statute will not be applicable to us and will not apply to shares of stock acquired by a shareholder subsequent to the adoption of the bylaw provision that opts-out of control share acquisition law.
Certain Provisions Potentially Having an Anti-Takeover Effect
Our Articles and Bylaws contain certain provisions that may have the effect of deterring or discouraging, among other things, a non-negotiated tender or exchange offer for our Class A and Class B common stock, a proxy contest for control of the Company, the assumption of control of the Company by a holder of a large block of our Class A and Class B common stock and the removal of our directors or management. These provisions:
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empower our board of directors, without shareholder approval, to issue our preferred stock, the terms of which, including voting power, are set by our board of directors;

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empower our board of directors, without shareholder approval, to amend our Articles to increase or decrease our authorized shares of Class A and Class B common stock and any class of capital stock that we have the authority to issue;

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divide our board of directors into five classes serving staggered five-year terms;

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provide that directors may be removed from office for cause upon a majority shareholder vote and may be removed from office without cause only upon an 80% shareholder vote;

•
eliminate cumulative voting in elections of directors;

•
permit our board of directors to alter, amend or repeal our Bylaws or to adopt new bylaws;

•
require the request of holders of at least one-fifth of the outstanding shares of our capital stock entitled to vote at a meeting to call a special shareholders’ meeting;

•
prohibit shareholder action by less than unanimous written consent, thereby requiring virtually all actions to be taken at a meeting of the shareholders;

•
require shareholders that wish to bring business before our annual meeting of shareholders or nominate candidates for election as directors at our annual meeting of shareholders to provide timely notice of their intent in writing; and

•
enable our board of directors to increase, between annual meetings, the number of persons serving as directors and to fill vacancies created by such increase by a majority vote of the directors present at a meeting of directors.

Our Bylaws may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the established procedures for advance notice are not followed, or of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of the nominees or proposals might be harmful or beneficial to us and our shareholders.
Preferred Stock
Under our Articles, upon authorization of our board of directors, we may issue shares of one or more series of our preferred stock from time to time. Our board of directors may, without any action by holders of Class A and Class B common stock or, except as may be otherwise provided in the terms of any series of preferred stock of which there are shares outstanding, holders of preferred stock adopt resolutions to designate and establish a new series of preferred stock. Upon establishing such a series of preferred stock, the board will determine the number of shares of preferred stock of that series that may be issued and the rights and preferences of that series of preferred stock. Our board of directors has not designated or established any series of preferred stock. The rights of any series of preferred stock may include, among others:
•
general or special voting rights;

•
preferential liquidation or preemptive rights;

•
preferential cumulative or noncumulative dividend rights;

•
redemption or put rights; and

•
conversion or exchange rights.

We may issue shares of, or rights to purchase shares of, one or more series of our preferred stock that have been designated from time to time, the terms of which might:
•
adversely affect voting or other rights evidenced by, or amounts otherwise payable with respect to, the Class A and Class B common stock or other series of preferred stock;

•
discourage an unsolicited proposal to acquire us; or

•
facilitate a business combination involving us.

The existence of shares of authorized undesignated preferred stock enables us to meet possible contingencies or opportunities in which the issuance of shares of preferred stock may be advisable, such as in the case of acquisition or financing transactions. Having shares of preferred stock available for issuance gives us flexibility in that it would allow us to avoid the expense and delay of calling a meeting of shareholders at the time the contingency or opportunity arises. Any issuance of preferred stock with voting rights or which is convertible into voting shares could adversely affect the voting power of the holders of common stock.
Any of these actions could have an anti-takeover effect and discourage a transaction that some or a majority of our shareholders might believe to be in their best interests or in which our shareholders might receive a premium for their stock over our then market price.
Debt Securities
The debt securities are to be issued under an indenture, or the indenture, between us and the trustee named in the applicable prospectus supplement as trustee, or the trustee, the form of which is filed as an exhibit to the registration statement of which this prospectus is a part. The debt securities may be issued from time to time in one or more series. The particular terms of each series, or of the debt securities forming a part of a series, which are offered by a prospectus supplement will be described in such prospectus supplement.
The following summary of certain provisions of the indenture does not purport to be complete and is subject, and is qualified in its entirety by reference, to all the provisions of the indenture, including the definitions of certain terms used in the indenture, and, with respect to any particular debt securities, to the description of the terms of such debt securities included in the applicable prospectus supplement. Wherever particular sections or defined terms of the indenture are referred to in this prospectus or in the applicable prospectus supplement, such sections or defined terms are incorporated by reference in this prospectus or in the applicable prospectus supplement, as the case may be.
We are a bank holding company for Silvergate Bank, and almost all of our operating assets are owned by Silvergate Bank. We are a legal entity separate and distinct from Silvergate Bank. We rely primarily on dividends from Silvergate Bank to meet our obligations. There are regulatory limitations on the payment of dividends directly or indirectly to us from Silvergate Bank. Accordingly, the debt securities will be effectively subordinated to all existing and future liabilities of Silvergate Bank, and holders of debt securities should look only to our assets for payments of the debt securities.
Terms of Debt Securities
The indenture will provide that debt securities in separate series may be issued from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. The debt securities are to have such terms and provisions which are not inconsistent with the indenture, including as to maturity, principal and interest, as our board of directors may determine. The debt securities may be either senior or subordinated debt securities, which may be issued as convertible debt securities or exchangeable debt securities.
The applicable prospectus supplement will set forth the price or prices at which the debt securities to be offered will be issued and will describe the following terms of such debt securities:
•
the title of the debt securities;

•
any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•
the third party to whom any interest on the debt securities will be payable, if other than the third party in whose name the debt securities are registered at the close of business on the regular record date for such interest;

•
the date or dates on which the principal of the debt securities will be payable;

•
the rate or rates at which the debt securities will bear interest, if any, the date or dates from which any such interest will accrue, the interest payment dates on which any such interest will be payable and the regular record date for any such interest payable on any interest payment date;

•
the place or places where the principal of and any premium and interest on the debt securities will be payable;

•
the period or periods within which, the price or prices at which and the terms and conditions on which the debt securities may be redeemed, in whole or in part, at our option;

•
our obligation, if any, to redeem or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of the holder of the debt security, and the period or periods within which, the price or prices at which and the terms and conditions on which the debt securities will be redeemed or purchased, in whole or in part, pursuant to any such obligation;

•
conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto;

•
the terms, if any, pursuant to which any debt securities will be subordinate to any of our debt;

•
the denominations in which the debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

•
if the amount of principal of or any premium or interest on the debt securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

•
if other than the currency of the United States of America, the currency, currencies or currency units in which the principal of or any premium or interest on the debt securities will be payable (and the manner in which the equivalent of the principal amount of the debt securities in the currency of the United States of America is to be determined for any purpose, including for the purpose of determining the principal amount deemed to be outstanding at any time);

•
if the principal of or any premium or interest on the debt securities is to be payable, at our election or at the election of the holder, in one or more currencies or currency units other than those in which the debt securities are stated to be payable, the currency, currencies or currency units in which payment of any such amount as to which such election is made will be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable (or the manner in which such amount is to be determined);

•
if other than the entire principal amount of the debt securities, the portion of the principal amount of the debt securities which will be payable upon declaration of acceleration of maturity;

•
if the principal amount payable at the stated maturity of the debt securities will not be determinable as of any one or more dates prior to the stated maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the principal amount of the debt securities which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined);

•
if applicable, that debt securities, in whole or any specified part, are defeasible pursuant to the provisions of the indenture described under “— Defeasance and Covenant Defeasance — Defeasance and Discharge” on page 18 of this prospectus or “— Defeasance and Covenant Defeasance — Defeasance of Certain Covenants” on page 18 of this prospectus, or under both such captions;

•
if applicable, whether the debt securities will be issuable in whole or in part in the form of one or more global debt securities and, if so, the respective depositaries for such global debt securities, the form of any legend or legends to be borne by any such global security in addition to or in lieu of the legend referred to under “— Global Debt Securities” on pages 13-14 of this prospectus and, if different from those described under such caption, any circumstances under which any such global debt security may be exchanged in whole or in part for debt securities registered, and any transfer of such global debt security in whole or in part may be registered, in the names of persons other than the depositary for such global security or its nominee;

•
any addition to or change in the events of default applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of the debt securities due and payable;

•
any addition to or change in the covenants in the indenture applicable to the debt securities; and

•
any other terms of debt securities not inconsistent with the provisions of the indenture.

Debt securities, including original issue discount debt securities, may be sold at a substantial discount below their principal amount. Certain special U.S. federal income tax considerations, if any, applicable to debt securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, certain special U.S. federal income tax or other considerations, if any, applicable to any debt securities which are denominated in a currency or currency unit other than U.S. dollars may be described in the applicable prospectus supplement. If we use any index to determine the amount of payments of principal of, premium, if any, or interest, if any, on any debt securities, we will also describe in the applicable prospectus supplement the special United States federal income tax, accounting and other considerations applicable to the debt securities.

Senior Debt Securities
Payment of the principal of and any premium and interest on senior debt securities will rank on a parity with all of our other unsecured and unsubordinated debt securities.
Subordinated Debt Securities
Payment of the principal of and any premium and interest on subordinated debt securities will be junior in right of payment to the prior payment in full of all of our unsubordinated debt. We will set forth in the applicable prospectus supplement relating to any subordinated debt securities the subordination terms of such securities, as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the subordinated debt securities. We will also set forth in such prospectus supplement limitations, if any, on issuance of additional senior debt.
Form, Exchange and Transfer
The debt securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples thereof. At the option of the holder, subject to the terms of the indenture and the limitations applicable to global debt securities, debt securities of each series will be exchangeable for other debt securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount.
Subject to the terms of the indenture and the limitations applicable to global debt securities, a holder may present debt securities for exchange as provided above, or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office or agency of Silvergate at the place or places where the principal of and any premium and interest on the debt securities are payable. A holder will not incur a service charge for any registration of transfer or exchange of debt securities, but a holder must pay a sum sufficient to cover any tax or other governmental charge as may be described in the indenture. Such transfer or exchange will be effected upon the security registrar or us or our agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. We expect to appoint the trustee as security registrar. Any agent (in addition to the security registrar) initially designated by us for any debt securities will be named in the applicable prospectus supplement. We may at any time designate additional agents or rescind the designation of any agent or approve a change in the office through which any agent acts, except that we will be required to maintain an agent in each place of payment for the debt securities of each series.
If the debt securities of any series (or of any series and specified terms) are to be redeemed in part, we will not be required to (a) issue, register the transfer of or exchange any debt securities of that series (or of that series and specified terms, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such debt securities that may be selected for redemption and ending at the close of business on the day of such mailing or (b) register the transfer of or exchange any debt security so selected for redemption, in whole or in part, except the unredeemed portion of the debt securities being redeemed in part.
Global Debt Securities
Some or all of a series of debt securities may be represented, in whole or in part, by one or more global debt securities. Each global security will be registered in the name of a depositary or its nominee identified in the applicable prospectus supplement, will be deposited with such depositary or its nominee or a custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below and any such other matters as may be provided for pursuant to the indenture.
Notwithstanding any provision of the indenture or any debt security described in this prospectus, no global debt security may be exchanged in whole or in part for debt securities registered, and no transfer of a global debt security in whole or in part may be registered, in the name of any person except:
•
by the depositary to its nominee;

•
by a nominee of the depositary to the depositary or another nominee; or

•
by the depositary or any nominee to a successor of the depositary, or a nominee of the successor,

unless (i) the depositary has notified us that it is unwilling or unable to continue as depositary for such global debt security or has ceased to be qualified to act as such as required by the indenture, (ii) there shall have occurred and be continuing an event of default under the indenture with respect to the debt securities represented by such global debt security, or (iii) there shall exist such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable prospectus supplement. All securities issued in exchange for a global security or any portion of a global debt security will be registered in such names as the depositary may direct.
As long as the depositary, or its nominee, is the registered holder of a global security, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of such global debt security and the debt securities represented by the global debt security for all purposes under the debt securities and the indenture. Except in the limited circumstances referred to above, a holder will not be entitled to have such global debt security or any securities registered by the global debt security registered in its name, will not receive or be entitled to receive physical delivery of certificated debt securities in exchange of the global debt security and will not be considered to be the owners or holders of such global debt security or any debt securities represented by the global debt security for any purpose under the debt securities or the indenture. All payments of principal of and any premium and interest on a global debt security will be made to the depositary or its nominee, as the case may be, as the holder of the global debt security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global debt security.
Ownership of beneficial interests in a global debt security will be limited to institutions that have accounts with the depositary or its nominee, referred to as participants, and to persons that may hold beneficial interests through participants. In connection with the issuance of any global debt security, the depositary or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global debt security to the accounts of its participants. Ownership of beneficial interests in a global debt security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee (with respect to participants’ interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and others matters relating to beneficial interests in a global debt security may be subject to various policies and procedures adopted by the depositary from time to time. We, the trustee or any agent of us or the trustee will not have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global debt security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.
We expect that the depositary or its nominee, upon receipt of any principal, premium, if any, or interest, if any, payment immediately will credit participants’ accounts with amounts in proportion to their respective beneficial interests in the principal amount of the global debt security as shown on the records of the depositary or its nominee. We also expect that payments by participants to holders of debt securities, as an owner of a beneficial interest in the global debt security held through those participants, will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of those participants.
Secondary trading in notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, beneficial interests in a global debt security, in some cases, may trade in the depositary’s same-day funds settlement system, in which secondary market trading activity in those beneficial interests would be required by the depositary to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a global debt security upon the original issuance thereof may be required to be made in immediately available funds.

Payments and Paying Agents
Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name such debt security (or one or more predecessor debt securities) is registered at the close of business on the regular record date for such interest.
Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the debt securities of a particular series will be payable at our office or the office of an agent or agents as we may designate for such purpose from time to time. Any such agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate debt securities additional agents or rescind the designation of any agent or approve a change in the office through which any agent acts, except that we will be required to maintain an agent in each place of payment for the debt securities of a particular series.
All moneys or U.S. government obligations (including proceeds thereof) deposited by us with the trustee or any paying agent for the payment of the principal of or any premium or interest on any debt security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and after repayment to us, a holder of debt securities is entitled to seek payment only from us as a general unsecured creditor.
Consolidation, Merger and Sale of Assets
The indenture will provide that we will not consolidate with or merge into any other person or convey, transfer or lease substantially all of our properties to any person, and no person may consolidate with or merge into us unless (i) the successor is organized under the laws of the United States or any state or the District of Columbia, and the successor expressly assumes our obligations under the indenture and the debt securities, (ii) after giving effect to the transaction, no event of default under the indenture, and no event which, after notice or lapse of time, or both, would become an event of default under the indenture, exists, and (iii) certain other conditions as prescribed in the indenture are met.
The general provisions of the indenture do not afford holders of the debt securities protection in the event of a highly leveraged or other transaction that we may become involved in that may adversely affect holders of the debt securities.
Events of Default
Each of the following will constitute an event of default under the indenture with respect to debt securities of any series:
(a)
our failure to pay principal of or any premium on any debt security of that series when due, whether at maturity, upon redemption, by accelerating the maturity or otherwise;

(b)
our failure to pay any interest on any debt securities of that series when due, continued for 30 days;

(c)
our failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

(d)
our failure to observe or perform any other covenant or warranty of ours contained in the indenture (other than a covenant included in the indenture solely for the benefit of a series other than that series), which failure continues for 90 days after written notice to us by the trustee, or the holders of at least 25% in principal amount of the outstanding debt securities of that series, as provided in the indenture;

(e)
with respect to senior debt securities, acceleration of any indebtedness for borrowed money by us having an aggregate principal amount outstanding of at least $25 million (or such other amount as may be agreed upon), if such indebtedness has not been discharged, or such acceleration has not been rescinded or annulled, within 10 days after written notice has been given by the trustee, or the holders of at least 25% in principal amount of the outstanding debt securities of that series, as provided in the indenture; or
(f)
certain events related to our bankruptcy, insolvency or reorganization.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture. If an event of default relating to the payment of interest, principal or any sinking fund installment involving any series of debt securities has occurred and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series by notice as provided in the indenture may declare the principal amount of the debt securities of that series (or, in the case of any debt security that is an original issue discount security or the principal amount of which is not then determinable, such portion of the principal amount of such debt security, or such other amount in lieu of such principal amount, as may be specified in the terms of such debt security) to be due and payable immediately.
If an event of default (other than those described in clause (f) above) occurs and is continuing with respect to debt securities of any series at the time outstanding, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of debt securities outstanding may declare the entire principal amount of all of the series of debt securities due and payable immediately.
If, however, an event of default (other than those described in clause (f) above) has occurred and is continuing for less than all of the series of debt securities, then the trustee or the holders of not less than 25% in aggregate principal amount of each affected series of the debt securities may declare the entire principal amount of all debt securities of such affected series due and payable immediately.
If an event of default described in clause (f) above with respect the debt securities of any series at the time outstanding shall occur, the principal amount of all the debt securities of that series (or, in the case of any such original issue discount security or other debt security, such specified amount) will automatically, and without any action by the trustee or any holder, become immediately due and payable.
At any time following any declaration of acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the indenture. For information as to waiver of defaults, see “— Modification and Waiver” below.
Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series so long as such direction does not conflict with any rule of law or with the indenture, and the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.
No holder of a debt security of any series will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series, (ii) the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, (iii) such holder or holders have offered reasonable indemnity to the trustee to institute such proceeding as trustee and (iv) the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal of or any premium or interest on such debt security on or after the applicable due date specified in such debt security.

We will be required to furnish to the trustee annually a statement by certain of our officers as to whether or not we, to the best of such officers’ knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture and, if so, specifying all such known defaults and the nature and status thereof.
Modification and Waiver
Modifications of and amendments to the indenture may be made by us and the trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series of debt securities affected by such modification or amendment; provided , however, that no modification or amendment may, without the consent of the holder of each outstanding debt security affected:
(a)
change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

(b)
reduce the principal amount of, or any premium or interest on, any debt security;

(c)
reduce the amount of principal of an original issue discount debt security or any other debt security payable upon acceleration of the maturity;

(d)
change the place or currency of payment of principal of, or any premium or interest on, any debt security;

(e)
modify any of the subordination provisions in a manner adverse to the holders of those securities;

(f)
impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

(g)
reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture;

(h)
reduce the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

(i)
except as provided by the indenture, modify provisions of the indenture relating to modification and waiver.

In addition, as described in the indenture, certain modifications and amendments to the indenture may be made by us and the trustee without the consent of holders of debt securities.
The holders of at least a majority in principal amount of the outstanding debt securities of any series may waive compliance by us with certain restrictive provisions of the indenture. The holders of not less than a majority in principal amount of the outstanding debt securities of any series may, on behalf of all holders of such series of debt securities, waive any past default under the indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding debt security of such series affected.
The indenture will provide that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given or taken any direction, notice, consent, waiver or other action under the indenture as of any date, (i) the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the maturity to such date, (ii) if, as of such date, the principal amount payable at the stated maturity of a debt security is not determinable (for example, because it is based on an index), the principal amount of such debt security deemed to be outstanding as of such date will be an amount determined in the manner prescribed for such debt security, and (iii) the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such debt security, of the principal amount of such debt security (or, in the case of a debt security described in clause (i) or (ii) above, of the amount described in such clause). Certain debt securities, including those for whose payment or redemption money has been deposited or set aside in trust for the holders and those that have been fully defeased pursuant to the indenture, will not be deemed to be outstanding.
Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indenture, in the manner and subject to the limitations provided in the indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders of a particular series, such action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. To be effective, such action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other period as may be specified by us (or the trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time.
Defeasance and Covenant Defeasance
If and to the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have the provisions of Section 1302 of the indenture, relating to defeasance and discharge of indebtedness, or Section 1303 of the indenture, relating to defeasance of certain restrictive covenants in the indenture, applied to the debt securities of any series, or to any specified part of a series.
Defeasance and Discharge.   The indenture provides that, upon our exercise of our option (if any) to have Section 1302 of the indenture applied to the debt securities, we will be discharged from all our obligations (and, if applicable, provisions relating to subordination will cease to be effective) with respect to such debt securities (except for certain obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust) upon the irrevocable deposit in trust for the benefit of the holders of such debt securities of money or United States government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the indenture and such debt securities. Such defeasance or discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur.
Defeasance of Certain Covenants .   The indenture provides that, upon our exercise of our option (if any) to have Section 1303 of the indenture applied to the debt securities, we may omit to comply with certain restrictive covenants of the indenture and any that may be described in the applicable prospectus supplement, and the occurrence of certain events of default, which are described above in clause (d) (with respect to such restrictive covenants) and clause (e) under “— Events of Default” on pages 15-16 of this prospectus and any that may be described in the applicable prospectus supplement, will be deemed not to be or result in an event of default, in each case with respect to such debt securities. We, in order to exercise such option, will be required to deposit, in trust for the benefit of the holders of such debt securities, money or United States government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the indenture and such debt securities. We will also be required, among other things, to deliver to the trustee an opinion of counsel to the effect that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event we exercised this option with respect to any debt securities and such debt securities were declared due and payable because of the occurrence of any event of default, the amount of money and United States government obligations so deposited in trust would be sufficient to pay amounts due on such debt securities at the time of their respective stated maturities but may not be sufficient to pay amounts due on such debt securities upon any acceleration resulting from such event of default. In such case, we would remain liable for such payments.
Notices
Notices to holders of debt securities will be given by mail to the addresses of such holders as they may appear in the security register.
Title
We, the trustee and any of our agents or agents of the trustee may treat the person in whose name a debt security is registered as the absolute owner thereof (whether or not such debt security may be overdue) for the purpose of making payment and for all other purposes.
Governing Law
The indenture and the debt securities will be governed by, and construed in accordance with, the law of the State of New York.
Regarding the Trustee
The trustee will have all the duties and responsibilities of an indenture trustee specified in the Trust Indenture Act of 1939. The trustee is not required to expend or risk its own funds or otherwise incur financial liability in performing its duties or exercising its rights and powers if it reasonably believes that it is not reasonably assured of repayment or adequate indemnity.
Warrants
We may issue warrants, including warrants to purchase debt securities, Class A common stock or preferred stock or any combination of the foregoing. Warrants may be issued independently or together with any other securities offered by this prospectus and may be attached to or separate from the other securities. If warrants are issued, they will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all of which will be described in the prospectus supplement relating to warrants being offered.
A prospectus supplement relating to any warrants being offered will include specific terms relating to the offering, including a description of any other securities sold together with the warrants. Such terms will include:
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the title of the warrants;

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the aggregate number of the warrants;

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the price or prices at which the warrants will be issued;

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the currencies in which the price or prices of the warrants may be payable;

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the designation, amount, and terms of the debt securities, Class A common stock or preferred stock purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

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the designation and terms of the other offered securities, if any, with which the warrants are issued and the number of the warrants issued with each security;

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if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

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the price or prices at which the offered securities purchasable upon exercise of the warrants may be purchased;

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the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

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the minimum or maximum amount of the warrants that may be exercised at any one time;

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any terms relating to the modification of the warrants, including adjustments in the exercise price;

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information with respect to book-entry procedures, if any;

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a discussion of any material federal income tax considerations; and

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any other material terms of the warrants, including terms, procedures, and limitations relating to the transferability, exchange, exercise or redemption of the warrants.

The descriptions of the warrant agreements in this prospectus and in any prospectus supplement are summaries of the applicable provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and do not contain all of the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define your rights as holders of the warrants. For more information, please review the form of the relevant agreements, which we will file with the SEC and will be available as described in the heading “Where You Can Find More Information” above.
Units
We may issue units comprised of one or more shares of Class A common stock, shares of preferred stock, debt securities and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. If units are issued, they will be issued under unit agreements to be entered into between us and a unit agent, as detailed in the prospectus supplement relating to the units being offered. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or before a specified date. A prospectus supplement relating to any units being offered will include specific terms relating to the offering, including a description of any securities included in each unit. Such terms will include:
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the designation and terms of the units, and the terms of any of the debt securities, Class A common stock, preferred stock and warrants comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

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a description of the terms of any unit agreement governing the units;

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a description of the provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

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a discussion of material federal income tax considerations, if applicable; and

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whether the units will be issued in fully registered or in global form.

The descriptions of the units in this prospectus and in any prospectus supplement are summaries of the applicable provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and do not contain all of the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define your rights as holders of the units. For more information, please review the form of the relevant agreements, which we will file with the SEC and will be available as described in the heading “Where You Can Find More Information” above.
Depositary Shares
We may elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock. The terms of any depositary shares and any depositary receipts that we offer for sale and any deposit agreement relating to a particular series of preferred stock will be described in more detail in a prospectus supplement.
The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Dividends and Other Distributions
The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.
The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled thereto. If the preferred stock depositary determines that it is not feasible to make such distribution, it may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.
Redemption of Preferred Stock
If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of such series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.
Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method as the preferred stock depositary may decide.
Withdrawal of Preferred Stock
Unless the related depositary shares have previously been called for redemption, any holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by such depositary receipts after surrendering the depositary receipts at the corporate trust office of the preferred stock depositary. Holders of depositary shares making such withdrawals will be entitled to receive whole shares of preferred stock on the basis set forth in the related prospectus supplement for such series of preferred stock.
However, holders of such whole shares of preferred stock will not be entitled to deposit such preferred stock under the deposit agreement or to receive depositary receipts for such preferred stock after such withdrawal. If the depositary shares surrendered by the holder in connection with such withdrawal exceed the number of depositary shares that represent the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.
Voting Deposited Preferred Stock
Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred stock. Each record holder of such depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by such holder’s depositary shares. The preferred stock depositary will seek to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.
We will agree to take all reasonable actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will vote all shares of any series of preferred stock held by it proportionately with instructions received if it does not receive specific instructions from the holders of depositary shares representing such series of preferred stock.

SELLING SHAREHOLDERS
Selling shareholders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire securities from us in various transactions. Such selling shareholders may be parties to registration rights agreements with us, or we otherwise may have agreed or will agree to register their securities for resale. The initial purchasers of our securities, as well as their transferees, pledgees, donees or successors, all of whom we refer to as “selling shareholders,” may from time to time offer and sell securities pursuant to this prospectus and any applicable prospectus supplement.
We are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act, which allows us to register secondary sales of securities by any selling shareholder by filing a prospectus supplement with the SEC. We may register these securities to permit selling shareholders to resell their securities when they deem appropriate. We will not receive any proceeds from the sale of the securities by the selling shareholders, but in certain cases we may pay fees and expenses relating to the registration or an offering of such securities, such as registration and filing fees, fees and expenses for complying with federal and state securities laws and the rules and regulations of the New York Stock Exchange or other applicable exchanges, and fees and expenses incurred in connection with a listing, if any, of any of the securities on any securities exchange or association.
Selling shareholders may offer for sale all, some portion or none of the securities that they hold. To the extent that any of the selling shareholders are brokers or dealers, they are deemed to be, under interpretations of the SEC, “underwriters” within the meaning of the Securities Act. Selling shareholders may also sell, transfer or otherwise dispose of some or all of their securities in transactions exempt from the registration requirements of the Securities Act.
We do not know when or in what amounts the selling shareholders may offer securities for sale under this prospectus and any prospectus supplement. The applicable prospectus supplement will set forth the name of each of the selling shareholders, the number and classes of our securities beneficially owned by such selling shareholders that are offered by such prospectus supplement, the amount to be offered for the shareholder’s account, and the amount and (if one percent or more) the percentage of the class to be owned by such shareholder after completion of the offering. The applicable prospectus supplement will also disclose whether any of the selling shareholders has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.
PLAN OF DISTRIBUTION
We may sell the securities to or through one or more underwriters or dealers, and also may sell the securities directly to other purchasers or through agents. These firms may also act as our agents in the sale of the securities. Only underwriters named in the prospectus supplement will be considered as underwriters of the securities offered by the prospectus supplement.
We may distribute the securities at different times in one or more transactions. We may sell the securities at fixed prices, which may change, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.
In connection with the sale of the securities, underwriters may receive compensation from us or from purchasers of the securities in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters. Discounts or commissions they receive and any profit on their resale of the securities may be considered underwriting discounts and commissions under the Securities Act. We will identify any underwriter or agent, and we will describe any compensation, in the prospectus supplement.
We may agree to indemnify underwriters, dealers and agents who participate in the distribution of the securities against certain liabilities, including liabilities under the Securities Act.
We may authorize dealers or other persons who act as our agents to solicit offers by certain institutions to purchase the securities from us under contracts which provide for payment and delivery on a future date. We may enter into these contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. If we enter into these agreements concerning any series of securities, we will indicate that in the prospectus supplement.
In connection with an offering of the securities, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, underwriters may over-allot in connection with the offering, creating a syndicate short position in the securities for their own account. In addition, underwriters may bid for, and purchase, securities in the open market to cover short positions or to stabilize the price of the securities. Finally, underwriters may reclaim selling concessions allowed for distributing the securities in the offering if the underwriters repurchase previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Underwriters are not required to engage in any of these activities and may end any of these activities at any time.
Each series of securities (other than our Class A common stock) offered will be a new issue of securities and will have no established trading market. The securities (other than our Class A common stock) may or may not be listed on a national securities exchange. No assurance can be given as to the existence of trading markets for any securities offered (other than with respect to our common stock) or the liquidity of any securities offered.
INDEMNIFICATION OF OUR DIRECTORS AND OFFICERS
Our Articles of Incorporation, as amended, or Articles, provide that our directors are not liable to the Company or our shareholders for monetary damages for an act or omission in their capacity as a director to the fullest extent provided by applicable Maryland law. A director may, however, be found liable for:
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acts or omissions not in good faith;

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acts or omissions that are the result of active and deliberate dishonesty;

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any transaction from which the director receives an improper benefit; and

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acts or omissions that the director has reasonable cause to believe are unlawful.

Our Articles also provide that we will indemnify our directors and officers, and may indemnify our employees and agents, to the fullest extent permitted by applicable Maryland law from any expenses, liabilities or other matters. To the extent that indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Finally, our ability to provide indemnification to our directors and officers is limited by federal banking laws and regulations.
LEGAL MATTERS
The validity of the securities offered pursuant to this prospectus has been passed upon for us by Holland & Knight LLP, Washington, D.C. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.
EXPERTS
The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2020 have been so incorporated in reliance on the report of Crowe LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
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$
SILVERGATE CAPITAL CORPORATION
Depositary Shares Each Representing a 1/40th
Interest in a Share of    % Fixed Rate Non-Cumulative
Perpetual Preferred Stock, Series A

PROSPECTUS SUPPLEMENT

Goldman Sachs & Co. LLC	Citigroup	J.P. Morgan	Keefe, Bruyette & Woods A Stifel Company	UBS Investment Bank

July   , 2021